Exhibit 10.15

One Smart Education Group Limited

SERIES A-1 PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A-1 PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into on April 21, 2017 (the “Effective Date”) by and among:

(1)                       One Smart Education Group Limited, an exempted company incorporated and existing under the Laws of the Cayman Islands (the “Company”);

(2)                       HU Guozhi (胡国志), a PRC citizen, whose PRC Identity Card number is [•] (the “Selling Founder”);

(3)                       Smart Changing Inc., a company incorporated and existing under the Laws of the British Virgin Islands (the “Selling Ordinary Shareholder”);

(4)                       each of the individuals and their respective holding companies listed on Part B of Schedule I attached hereto (each such individual, a “Series A Individual Investor”, and collectively, the “Series A Individual Investors”, each holding company of such individual, a “Series A Holding Company” and collectively, the “Series A Holding Companies”); and

(5)                       each of the investors listed on Part A of Schedule II (each a “Series A-1 Investor” and collectively, the “Series A-1 Investors”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

(A)                     Part A of Schedule I attached hereto sets out a certain individual and his holding company which owns Class B Ordinary Shares (such individual, the “Principal”, such holding company, the “Ordinary Shareholder”).

(B)                     CW One Smart Limited is a company incorporated and existing under the Laws of the British Virgin Islands (“Chengwei”). Supar Inc. is a company incorporated and existing under the Laws of the British Virgin Islands (“Supar”, together with the Series A Holding Companies and Chengwei, the “Series A Investors”).

(C)                     As of the Effective Date, the Ordinary Shareholder owns 100% of the issued and outstanding shares of the Company. Prior to the Closing, the Company will reserve a total amount of 288,599,939 shares of Class A Ordinary Shares for issuance to current or previous officers, directors, employees or consultants of the Group Companies pursuant to the existing incentive plan of the Company (the “ESOP”). The capitalization table immediately before the Closing is shown on Part C of Schedule I attached hereto.

(D)                     The Parties and the relevant parties thereto entered into a restructuring agreement (重组协议契据) on April 21, 2017 (the “Restructuring Agreement”), pursuant to which, among other things, on or prior to the Closing, the Pre-Closing Restructuring Steps shall have been completed, including that (x) the Company will hold 100% of the issued and outstanding shares of Great Edu. Inc., a company incorporated and existing under the Laws of the British Virgin Islands (the “BVI Company”), and the BVI Company will hold 100% of the share capital of Great Edu (HK) Limited, a company incorporated and existing under the Laws of Hong Kong with company number of 2401253 (the “HK Company”), (y) the HK Company will form a wholly foreign owned enterprise under the Laws of the PRC (the “WFOE”) and own 100% of the registered capital of the WFOE, (z) the WFOE will Control Shanghai One Smart Education and Training Co., Ltd. (上海精锐教育培训有限公司), a limited liability company incorporated and existing under the Laws of the PRC (the “PRC Company”) by a Captive Structure, and the PRC Company will own 100% of the share capital of Shanghai Jing Yu Investment Co., Ltd. (上海精育投资有限公司).

(E)                      The Company desires to issue and sell to each Series A-1 Investor and each Series A-1 Investor desires, severally but not jointly, to purchase from the Company that certain number of Series A-1 Preferred Shares on the terms and subject to the conditions of this Agreement.

(F)                       Each Seller desires, severally but not jointly, to sell to the Company, and the Company desires to repurchase from the Sellers that certain number of Class A Ordinary Shares and Series A Preferred Shares, respectively, on the terms and subject to the conditions of this Agreement.

(G)                     Concurrently with the execution of this Agreement, the Parties, the Principal, the Ordinary Shareholder, Chengwei, Supar and the other parties thereto are entering into a shareholders agreement (“Shareholders Agreement”), which will take effect upon the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                     DEFINITIONS

1.1                              Certain Defined Terms.  For purposes of this Agreement, capitalized terms used in this Agreement (including the recitals) shall have the following meanings:

“Accounting Standards” means generally accepted accounting principles in the United States.

“Affiliate” means, with respect to a Person, (i) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trust, or any entity or company Controlled by any of the aforesaid Person, (ii) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Series A-1 Investor, in addition to the Persons specified in item (ii) above, the term “Affiliate” also includes (v) any of its direct or indirect shareholders, (w) any of its or its shareholder’s general partners or limited partners, (x) the fund manager managing it or such shareholder (and general partners, limited partners and officers thereof) and other funds managed by such fund manager or such fund manager’s Affiliates, (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by it or any of its Affiliates.

“Affiliate Nominee” means an Affiliate designated in writing by a Series A-1 Investor.

“Amended Privately-Run Education Promotion Law” means the Privately-Run Education Promotion Law of the PRC (中华人民共和国民办教育促进法) amended on November 7, 2016, which shall become effective on September 1, 2017.

“Approving Person” means any of the following four Persons: the Series A Directors, the Series A-1 Director appointed by Carlyle (or Carlyle in lieu of the Series A-1 Director appointed by Carlyle) and the Series A-1 Director appointed by GS (or GS in lieu of the Series A-1 Director appointed by GS).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, the Criminal Law of China, the PRC Anti-Unfair Competition Law, the Provisional Regulations on Anti-Commercial Bribery, and any other applicable anti-bribery or anti-corruption Laws.

“Assets” means all assets, rights and privileges of any nature and all goodwill associated therewith, including all rights in respect of Contracts, all Intellectual Property Rights, equipment, vehicles and other tangible assets, and any share or equity ownership.

“Auditor” means any auditor retained by the Company in accordance with the Amended M&AA and the Shareholders Agreement, which shall be a Big Four Accounting Firm: Ernst & Young, KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu or any of their PRC-domiciled affiliates.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business” means the business of providing educational and related services in relation to K-4 to K-12 education, including the provision of post-class educational program services for K-4 to K-12 students.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, the PRC, Hong Kong, London or New York, as the case may be, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Captive Structure” means the structure which is established through the Controlling Documents.

“Carlyle” means Origin Investment Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its successors, permitted assignees and transferees.

“Cathay” means FPCI  Sino-French  (Mid Cap)  Fund,  a Professional Private Equity Investment Fund (Fonds Professionnel de Capital Investment), represented by its management company, Cathay Capital Private Equity SAS, a company organized and existing under the laws of France and its successors, permitted assignees and transferees.

“Certificate of Private Non-enterprise Entity” means the certificate of private non-enterprise entity (民办非企业单位登记证书) issued by the competent MCA.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, the business license, articles of association, shareholders’ agreement or equivalent documents.

“Class A Ordinary Shares” means the Class A ordinary shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Class B Ordinary Shares” means the Class B ordinary shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies (with respect to operational or financial control or otherwise) of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Controlling Documents” means all of the Contracts to be signed on or prior to the Closing by, inter alios, the WFOE, the PRC Company and its shareholders that provide Control (financially, operationally or otherwise) to the WFOE over the PRC Company (and any other similar Contracts entered or to be entered into by the Group Companies through which a Group Company (the “Controller”) Controls (financially, operationally or otherwise) another Group Company (the “Controlled Company”) and the financial results for such Controlled Company shall be consolidated into the consolidated financial statements for the Company even though the Controller does not have any equity interest in the Controlled Company), including the exclusive business cooperation and services agreement, loan agreement, equity interest pledge agreement, exclusive option agreement and power of attorney, each as amended, supplemented and restated from time to time as approved in accordance with the Restructuring Agreement and the Shareholders Agreement.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other securities or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Escrow Account” means the bank account established outside of the PRC by the Company with the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means such escrow agent as jointly determined by the Majority Series A-1 Investor and the Company.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Company, each Series A-1 Investor and the Escrow Agent, in form and substance satisfactory to the Majority Series A-1 Investor.

“Facility Documents” means the facility agreement and any relevant security documents to be entered into by a Group Company and the lender(s) relating to the provision of a facility to the Company with the aggregate principal amount up to US$120,000,000 (or equivalent) as contemplated by the Restructuring Agreement or otherwise in connection with transactions contemplated under the Restructuring Agreement, and any other documents in relation to such facility, each of which is in a form agreed to by the Majority Series A-1 Investor.

“Governmental Authority” means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, or any self-regulatory organization, stock exchange, securities commission or other securities regulators.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company, the BVI Company, the HK Company, the WFOE, the PRC Company and Shanghai Jing Yu Investment Co., Ltd. (上海精育投资有限公司), together with all other direct or indirect, current and future Subsidiaries and branches of any of the foregoing, and “Group Company” means any of them.

“GS” means, collectively, Goldman Sachs Asia Strategic Pte. Ltd., a company with limited liability incorporated under the laws of Singapore and Stonebridge 2017 (Singapore) Pte. Ltd., a company with limited liability incorporated under the laws of Singapore and their respective successors, permitted assignees and transferees.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnifiable Loss” or “Loss” means, with respect to any Person, any action, proceeding, claim, cost, damage, expense, Liability, loss, deficiency, debt, interest, diminution in value, obligation or penalty imposed on or otherwise incurred or suffered by such Person, whether in law or in equity, including reasonable legal, accounting and other professional fees and expenses, court costs, amounts paid in settlement and other expenses incurred in the investigation, collection, prosecution and defense of claims.

“Individual Sellers” means, collectively, the Selling Founder, the Selling Ordinary Shareholder, Chen Gang （陈刚）and his Series A Holding Company, Chen Guohe（陈国和）and his Series A Holding Company and Feng Juan （冯娟）and her Series A Holding Company.

“Intellectual Property Rights” means all intellectual property and other proprietary rights, including any and all foreign and domestic trade name, trademark, service mark, registered design, domain name, utility model, copyright, invention, moral rights, trade secret, mask work, brand name, database right, business name, patent and any similar rights, and all associated rights, compositions of matter, formulas, designs, inventions, and any and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule (including listing rules and regulations), or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended or re-enacted, and any and all applicable Governmental Orders.

“Liabilities” means, with respect to any Person, liabilities or obligations of such Person of any kind, character or description, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means (i) any mortgage, pledge, security interest, encumbrance, title defect, lien, charge, easement, or other restriction or limitation of similar kind; (ii) any adverse claim as to title, possession or use, and includes any Contract or arrangement for any of the same, whether imposed by Contract, understanding, Law, equity or otherwise.

“Majority Series A-1 Investor” means the Series A-1 Investor(s) which agree to subscribe for more than seventy-five percent (75%) of the Series A-1 Subscription Shares under this Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of fact or development (including in any relevant Laws) that, individually or together with any one or more changes, effects events, occurrences, states of facts or developments, has had or could be reasonably expected to have a material adverse impact on (i) (a) the business (as presently conducted and proposed to be conducted), operations, condition (financial or otherwise), properties, Liabilities, financial position, earnings or prospects of the Group Companies, taken as a whole, or (b) the education services industry in the PRC to the extent that such change, effect, event, occurrence, state of fact or development has a disproportionate and adverse effect on the business of the Group Companies, taken as a whole, relative to other businesses that operate in the education services industry in the PRC, (ii) the ability of the Company or any Warrantor to timely perform its obligations under and consummate the transactions contemplated by any Transaction Document in accordance with its terms, or (iii) the enforceability of this Agreement or any other Transaction Document against the Company or any Warrantor.

“MCA” means the Ministry of Civil Affairs of the PRC (including its successors) or its local counterpart, as applicable.

“MOE” means the Ministry of Education of the PRC (including its successors) or its local counterpart, as applicable.

“MOE Operating License” means the operating license of private school (民办学校办学许可证) issued by the competent MOE.

“Net Profit” means the recurring consolidated after tax net profits (though in all cases excluding one-off, non-recurring, exceptional and extraordinary items, such as interests (including interests accrued from the facility under the Facility Documents), expenses, fees, costs, Taxes, arising from, or in connection with, the transactions contemplated by the Restructuring Agreement, the Facility Documents, the Qualified IPO and share-based payment transactions under the Group Companies’ incentive plans) of the business of the Group Companies for the period from January 1, 2017 to December 31, 2017 as determined from the Audited Income Statement, provided and assuming that all of the Pre-Closing Restructuring Steps have been completed.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares collectively.

“Permits” means all permits, consents, approvals, authorizations, franchises, certifications and licenses from, and all registrations with, any Governmental Authority.

“Person” shall be construed as broadly as possible and shall include any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, including Governmental Authorities.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“Pre-Closing Restructuring Steps” has the meaning set forth in the Restructuring Agreement.

“Preferred Director(s)” means the Series A Directors and the Series A-1 Directors, collectively.

“Qualified IPO” means a firm commitment underwritten public offering by the Company of its Class A Ordinary Shares (or depositary receipts or depositary shares thereof) in the United States on the New York Stock Exchange or the NASDAQ Global Market pursuant to an effective Registration Statement under the Securities Act, or on the Main Board of Hong Kong Stock Exchange or another internationally recognized stock exchange approved by the Board and by at least three (3) Approving Persons, in any case, with an offering price that implies a market capitalization of the Company immediately prior to such offering (excluding the amount of any investment proceeds received by the Company from any equity or equity linked financings conducted by the Company between the Closing Date and the occurrence of a Qualified IPO) of not (i) less than RMB 6.5 billion or its US$ equivalent if the Qualified IPO occurs during the period from and including the Closing Date to but excluding the date that is eighteen (18) months following the Closing Date, (ii) RMB 7 billion or its US$ equivalent if the Qualified IPO occurs during the period from and including the date that is eighteen (18) months following the Closing Date to but excluding the date that is twenty-seven (27) months following the Closing Date, or (iii) RMB 7.5 billion or its US$ equivalent if the Qualified IPO occurs during the period from and including the date that is twenty-seven (27) months following the Closing Date to but excluding the third anniversary of the Closing Date, or such lesser market capitalization as approved by the Board and by at least three (3) Approving Persons.

“Registration Statement” means a registration statement prepared on Form F-1, F-3, S-1, or S-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC and its local counterparts, and/or an authorized bank, as the case may be.

“SAFE Regulations” means the Circular 37, issued by SAFE on July 4, 2014, titled “Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Inbound Investment through Special Purpose Companies by PRC Residents” (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014]37号), as amended and/or implemented by SAFE, and any successor rule or regulation under the PRC Laws, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing and any other applicable SAFE rules and regulations.

“Sanctions Laws and Regulations” means (i) all Laws, regulations and Executive Orders administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), including without limitation, the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.) and any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; or (iii) any sanctions Laws, regulations, directives, measures or embargos imposed or administered by the United Nations Security Council, Her Majesty’s Treasury, the European Union (including under Council Regulation (EC) No. 194/2008), or any other jurisdiction that has or will in the future issue a restrictive trade Law applicable to the Company.

“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide Sanctions Laws and Regulations, including, but not limited to, as of the date of this Agreement, Iran, Cuba, Libya, Syria, Sudan, Crimea, Myanmar and the Democratic People’s Republic of Korea, where such activities would be prohibited by applicable Law; (ii) any Person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, the European Union, or any equivalent list of sanctioned persons issued by the U.S. Department of State or other relevant government entities; or (iii) any Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Laws and Regulations.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means Smart Changing Inc., Da Cong Limited and Guohe Limited.

“Series A Directors” means the members of the Board appointed by the holders of the outstanding Series A Preferred Shares in accordance with the Amended M&AA.

“Series A Preferred Share(s)” means the series A redeemable and convertible preferred shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Series A-1 Preferred Share(s)” means the series A-1 redeemable and convertible preferred shares of the Company with a par value of US$0.000001 per share, with the rights and privileges as set forth in the Amended M&AA and the Shareholders Agreement.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose profit and loss and net earnings are consolidated with the profit and loss and net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the Accounting Standards; and (iii) any entity with respect to which the subject entity has the power to otherwise direct the business, management and policies (with respect to operational or financial control or otherwise) of that entity directly or indirectly through another Subsidiary, any contractual arrangement or otherwise (for the avoidance of doubt, the PRC Company, all the direct and indirect Subsidiaries of the PRC Company, 上海精睿商务咨询有限公司、上海精锐信息科技有限公司，上海精学锐信息科技有限公司and 上海精育投资有限公司, and their Subsidiaries, shall be regarded as Subsidiaries of the Company).

“Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, capital gain, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority, any interest and penalties (civil or criminal) related thereto or to the non-payment thereof, and any loss or tax liability incurred in connection with the determination, settlement or litigation of any liability arising therefrom.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Amended M&AA, the Restructuring Agreement, the Facility Documents, the Controlling Documents and the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“US$” or “$” means the lawful currency of the United States of America.

“Warrantors” means, collectively, the Selling Founder, the Selling Ordinary Shareholder, the Series A Individual Investors and the Series A Holding Companies.

1.2                              Definitions. The following terms have the meanings in the Sections set forth below:

Term	Location
Adjusted Price Per Series A-1 Preferred Share	Section 2.6(a)(i).
Adjustment Closing Date	Section 2.6(a)(ii)
Agreement	Preamble.
Amended M&AA	Section 2.1.
Anti-Money Laundering Laws	Section 6.10.
Arbitration Rules	Section 10.14.
Audited Income Statement	Section 2.6.
Breaching Individual Seller	Section 2.6(a)(v).
Breaching Warrantor	Section 6.5.
BVI Company	Recitals.
Chengwei	Recitals.
Circular 698 and Bulletin 7	Section 6.11(a).
Closing	Section 2.4.
Closing Date	Section 2.4.
Company	Preamble.
Compliance Program	Section 7.15.
Confidential Information	Section 10.9(a).
Effective Date	Preamble.
ESOP	Recitals.
Government Official	Section 6.7.
HKIAC	Section 10.14.
HK Company	Recitals.
Indemnification Threshold	Section 6.3(d)(ii).
Indemnitee	Section 6.3(a).
Indemnitee Claims	Section 6.3(d)(i).
Indemnitor	Section 6.3(a).
Initial Price Per Series A-1 Preferred Share	Section 2.2.
Ordinary Shareholder	Recitals.
Outside Date	Section 10.17(a).
Party/Parties	Preamble.
Per Event	Section 1.3(p)
PRC Company	Recitals.
Principal	Recitals.
Principal Documents	Section 2.5(a)(x).
Proportion of Liabilities	Section 2.6(a)(ii).
Relevant Adjustment Amount	Section 2.6(a)(ii).
Relevant Adjustment Shares	Section 2.6(a)(ii).
Relevant Affiliate	Section 6.7.
Relevant Person	Section 6.9(b).
Replacement Auditor	Section 2.6.
Repurchase	Section 2.4(b).
Restructuring Agreement	Recitals.
Sale Shares	Section 2.3.
Sale Shares Purchase Price	Section 2.3.
SAT	Section 6.11(a).
Selling Founder	Preamble.
Selling Ordinary Shareholder	Preamble.
Series A Holding Company(ies)	Preamble.
Series A Individual Investor(s)	Preamble.
Series A Investor(s)	Recitals.
Series A-1 Director(s)	Section 7.11.
Series A-1 Investor(s)	Preamble.
Series A-1 Subscription Shares	Section 2.2.
Series A-1 Subscription Price	Section 2.2.
Shareholders Agreement	Recitals.
Supar	Recitals.
Tax Filings	Section 6.11(b).
Transaction Tax	Section 6.11(b).
WFOE	Recitals.

1.3                     Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, unless otherwise specified herein, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(b)                 the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                  whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                  all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)                  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(h)                 references in this Agreement to a “Party” or any other Person are also to its successors and permitted assigns and transferees;

(i)                     any reference in this Agreement to any Contract or document is a reference to that Contract or document as amended, supplemented or novated from time to time;

(j)                    references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made;

(k)                 the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(l)                     unless otherwise agreed in this Agreement, any monetary sum which is expressed in RMB and which is payable in US$ shall be converted into US$ at the applicable foreign exchange rate of the middle exchange rate between RMB and US$ as published by the People’s Bank of China two Business Days prior to the Closing Date, and vice versa, provided that monetary sum which is determined on the basis of the Series A Issue Price and which is payable in US$ shall be converted into US$ at the applicable foreign exchange rate of the middle exchange rate between RMB and US$ as published by the People’s Bank of China two Business Days prior to the actual payment date of such amount, and vice versa;

(m)             references to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes;

(n)                 in calculations of share or registered capital amounts, references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for such shares or registered capital, as applicable (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged and all Equity Securities reserved for issuance under the ESOP as issued and outstanding; and

(o)                 Liability in respect of any obligation under this Agreement and the Transaction Documents that is expressed to be imposed on, or any monetary liability that would be payable by, the Warrantors and is expressed to be on the basis that the Warrantors are “severally but not jointly” liable for, shall be shared by the Warrantors based on their respective Proportion of Liabilities; provided that a Series A Individual Investor and the Series A Holding Company held by such Series A Individual Investor shall at all times and under all circumstances be liable for any obligation or monetary Liability thereunder on a joint and several basis, and Selling Founder and the Selling Ordinary Shareholder shall at all times and under all circumstances be liable for any obligation or monetary Liability thereunder on a joint and several basis.

(p)                 In calculating the aggregate amount of Losses suffered by the Group Companies Per Event pursuant to Section 6.4(a)(i), the aggregate amount of Losses suffered by the Group Companies over any 12-month period in connection with the businesses of the Group Companies and their branches in any one city as a result of, or based upon or arising from, the failure of one or more Group Companies or branches thereof as of the Closing Date to obtain, maintain or update any Permit necessary for such Group Company or branch thereof to conduct its business or otherwise comply with the applicable education related Laws shall be included in the calculation.

2.                     PURCHASE AND SALE OF SHARES

2.1                              Authorization of Issuance of Series A-1 Subscription Shares.

As of the Closing, the Company shall have authorized, pursuant to the terms and conditions of this Agreement, the issuance of a total of 1,840,535,677 Series A-1 Preferred Shares, which shall have the rights, preferences, privileges and restrictions set forth in the Second Amended and Restated Memorandum and Articles of Association of the Company in the form attached hereto as Exhibit A (as amended and restated from time to time after the Closing, the “Amended M&AA”) and the Shareholders Agreement.

2.2                              Sale and Purchase of Series A-1 Subscription Shares.

Subject to the terms and conditions hereof, at the Closing, the Company agrees to issue and sell to each Series A-1 Investor (or its Affiliate Nominee), and each Series A-1 Investor (or its Affiliate Nominee) hereby agrees, severally but not jointly, to subscribe for and purchase from the Company, that number of Series A-1 Preferred Shares set out opposite such Series A-1 Investor’s name in the second column of the table of Part A of Schedule II (with respect to such Series A-1 Investor, its “Series A-1 Subscription Shares”), at the US$ equivalent of a price of RMB1.00 per Series A-1 Preferred Share (such price in US$, the “Initial Price Per Series A-1 Preferred Share”), amounting to the aggregate purchase price in respect of each Series A-1 Investor set out opposite such Series A-1 Investor’s name in the third column of the table of Part A of Schedule II (with respect to such Series A-1 Investor, its “Series A-1 Subscription Price”). The aggregate Series A-1 Subscription Price for all Series A-1 Investors shall be the US$ equivalent of RMB 1,840,535,677.00, and the Series A-1 Subscription Shares to be purchased by the Series A-1 Investors shall be 1,840,535,677 shares of Series A-1 Preferred Shares.

2.3                              Sale and Repurchase of Sale Shares.

Subject to the terms and conditions hereof, at the Closing, each Seller agrees, severally but not jointly, to sell to the Company, and the Company agrees to repurchase from such Seller, that number of Class A Ordinary Shares or Series A Preferred Shares set out opposite such Seller’s name in the second column of the table of Part B of Schedule II (with respect to such Seller, its “Sale Shares”), at the US$ equivalent of a price of RMB0.899635 per Sale Share, amounting to the aggregate purchase price in respect of such Seller set out opposite such Seller’s name in the third column of the table of Part B of Schedule II (with respect to such Seller, its “Sale Shares Purchase Price”).  The aggregate Sale Shares Purchase Price for all Sellers shall be the US$ equivalent of RMB392,379,039.54, and the aggregate number of Sale Shares to be repurchased by the Company shall be 94,897,359 shares of Class A Ordinary Shares and 341,256,445 shares of Series A Preferred Shares.

2.4                              Closing.

(a)                      Subject to Section 2.4(c), the consummation of the sale and issuance of the Series A-1 Subscription Shares pursuant to Section 2.2 (together with the consummation of the Repurchase (as defined below), the “Closing”, and the date of the Closing, the “Closing Date”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than seven (7) Business Days after all closing conditions specified in Section 7 and Section 8 have been waived or satisfied (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or at such other time and place as the Company and the Majority Series A-1 Investor shall mutually agree in writing.

(b)                      Subject to Section 2.4(c), the consummation of the sale and repurchase and cancellation of Sale Shares pursuant to Section 2.3 (the “Repurchase”) shall take place remotely via the exchange of documents and signatures on the Closing Date after all closing conditions specified in Section 9 have been waived or satisfied (other than those conditions which, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing).

(c)                       The consummation of the sale and issuance of the Series A-1 Subscription Shares pursuant to Section 2.2 and the consummation of the Repurchase pursuant to Section 2.3 shall take place simultaneously.

(d)                      The capitalization table of the Company immediately after the Closing is shown on Part C of Schedule II attached hereto.

2.5                              Deliverables.

(a)                      At the Closing, the Company shall deliver or cause to be delivered the following items to each Series A-1 Investor (or its Affiliate Nominee), simultaneously with the payment of the relevant amount of the Series A-1 Subscription Price by such Series A-1 Investor (or its Affiliate Nominee) at the Closing pursuant to Section 2.2:

(i)                          a copy of the updated register of members of the Company as of the Closing Date, certified by the registered office provider of the Company, reflecting the issuance to such Series A-1 Investor (or its Affiliate Nominee) of the relevant number of Series A-1 Subscription Shares and the Repurchase pursuant to Section 2.2 and Section 2.3;

(ii)                       a copy of one of more share certificates issued in the name of such Series A-1 Investor (or its Affiliate Nominee), certified by the registered office provider of the Company, representing the relevant number of Series A-1 Subscription Shares subscribed for pursuant to Section 2.2 (and within five (5) Business Days following the Closing, the Company shall deliver to each Series A-1 Investor (or its Affiliate Nominee) the original copy of such share certificates duly executed in accordance with the Amended M&AA);

(iii)                    a copy of the updated register of directors of the Company as of the Closing Date, certified by the registered office provider of the Company, evidencing the appointment of the Series A-1 Director designated by such Series A-1 Investor as contemplated by Section 7.11;

(iv)                   a scanned copy of each Transaction Document (to the extent such Transaction Document is required to be entered into on or prior to the Closing Date pursuant to the Restructuring Agreement) duly executed by each of the parties thereto other than the Series A-1 Investors and delivered to such Series A-1 Investor (and within five (5) Business Days following the Closing, the Company shall deliver to each Series A-1 Investor (or its Affiliate Nominee): (A) in the event such Series A-1 Investor is a party to such Transaction Document, the original copy of such duly executed Transaction Document; or (B) in the event such Series A-1 Investor is not a party to such Transaction Document, a copy of such duly executed Transaction Document, certified by an officer of the PRC Company), and all documents that evidence the completion of the Pre-Closing Restructuring Steps;

(v)                      a certificate, dated the Closing Date and signed by an authorized officer or director of the Company, certifying that the conditions set forth in Section 7 have been satisfied;

(vi)                   an opinion from the PRC counsel for the Company, dated the Closing Date, in form and substance satisfactory to each Series A-1 Investor;

(vii)                an opinion from the Cayman Islands counsel for the Company, dated the Closing Date, in form and substance satisfactory to each Series A-1 Investor;

(viii)             scanned copies of the Board resolutions and the shareholders’ resolutions of the Company duly passed, approving (1) the adoption of the Amended M&AA, (2) the execution, delivery and performance of the Transaction Documents, (3) the issuance of the relevant Series A-1 Subscription Shares to such Series A-1 Investor, (4) the Repurchase, and (5) the appointment of the Series A-1 Director designated by such Series A-1 Investor as director of the Company (and within three (3) Business Days following the Closing, the Company shall deliver to each Series A-1 Investor certified true copies of such resolutions); and

(ix)                   scanned copies of the board resolutions and the shareholders’ resolutions of each of the Group Companies, the Ordinary Shareholder, the Selling Ordinary Shareholder and the  Series A Holding Companies duly passed, approving the execution, delivery and performance of, and the transactions contemplated by, this Agreement, the Shareholders Agreement, the Amended M&AA, the Restructuring Agreement and the Facility Documents (or if applicable, such agreements entered into in lieu of the Facility Documents as the alternative plan to provision of facility in accordance with Section 2.5 of the Restructuring Agreement), the exhibits attached to any of the foregoing (including the Controlling Documents attached to the Restructuring Agreement, collectively, “Principal Documents”) to which it is a party; and within five (5) Business Days following the Closing, each such party shall deliver to each Series A-1 Investor (or its Affiliate Nominee) certified true copies of such resolutions).

(b)                      At the Closing, each Seller shall surrender the share certificates (if any) evidencing the Sale Shares to the Company for cancelation.

(c)                       At the Closing, subject to the terms and conditions of this Agreement and the Escrow Agreement and, in respect of Carlyle only, any other written agreement entered into by and among Carlyle (or its Affiliate(s)), the Company and other parties named therein as part of the restructuring contemplated under, and entered into in accordance with, the Restructuring Agreement, each Series A-1 Investor shall deposit, or cause to be deposited, the relevant amount of the Series A-1 Subscription Price with the Escrow Agent, by wire transfer in immediately available funds in U.S. dollars to the Escrow Account, which amount shall be distributed in accordance with the terms of the Escrow Agreement.

(d)                      The Company shall pay the relevant amount of the Sale Shares Purchase Price by wire transfer in immediately available funds in U.S. dollars after the Closing to the bank account as designated by each Seller by written notice given to the Company at least two (2) Business Days prior to the payment date in accordance with the Restructuring Agreement and subject to such Seller’s compliance with Section 6.11.

2.6                              Adjustments to Series A-1 Subscription Price and/or Number of Series A-1 Subscription Shares.

As soon as practicable but in any event within six (6) months following December 31, 2017, the Company shall cause the Auditor to complete the consolidated income statement of the Group Companies for the period from January 1, 2017 to December 31, 2017, audited and approved in conformity with the Accounting Standards (“Audited Income Statement”). If the Company fails to cause the Auditor to complete the Audited Income Statement within six (6) months following December 31, 2017, the Series A-1 Investors shall have the right to jointly appoint an independent registered public accounting firm (the “Replacement Auditor”), at the sole cost and expense of the Company, to complete the Audited Income Statement.  The Company shall cooperate fully with the Auditor (or the Replacement Auditor, as the case may be) in the preparation of the Audited Income Statement, including providing full access to the books and records of the Group Companies and provision of a management representation letter, in form reasonably satisfactory to the Auditor (or Replacement Auditor, as the case may be), and any other information, records and documents as reasonably requested by the Auditor (or Replacement Auditor, as the case may be).

(a)                           If the Net Profit is less than RMB 320,000,000:

(i)                          The price per Series A-1 Preferred Share shall be adjusted to a price (the “Adjusted Price Per Series A-1 Preferred Share”) determined in accordance with the following formula:

APS = IPS x APV / IPV

For the purpose of the foregoing formula, the following definitions shall apply: (1) APS means the Adjusted Price Per Series A-1 Preferred Share (denominated in US$), which shall in no event be lower than the par value of each Series A-1 Preferred Share; (2) IPS means the Initial Price Per Series A-1 Preferred Share as determined pursuant to Section 2.2 denominated in US$ (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-1 Preferred Shares); (3) APV means the sum obtained by multiplying the Net Profit by 18.75; and (4) IPV means RMB6,000,000,000.

(ii)                       Within three (3) months following the issuance by the Auditor (or the Replacement Auditor, as the case may be) of the Audited Income Statement (such closing date, the “Adjustment Closing Date”), the Warrantors shall, in accordance with the proportion of liabilities shown on Part B of Schedule I attached hereto (the “Proportion of Liabilities”), (x) pay to each Series A-1 Investor the product of (i) the difference between the IPS and the APS, multiplied by (ii) the number of Series A-1 Preferred Shares purchased by such Series A-1 Investor on the Closing Date (with respect to such Series A-1 Investor, its “Relevant Adjustment Amount”) by wire transfer in immediately available funds in U.S. dollars to the bank account as designated by such Series A-1 Investor, or, (y) to the extent any Warrantor has sufficient Class A Ordinary Shares and/or Series A Preferred Shares of the Company at such time, at the option of such Warrantor, transfer, with full title and interest, free from all Liens (except for any Lien under applicable Laws and under the Shareholders Agreement and the Amended M&AA), and without any consideration payable therefor, such number of shares of Class A Ordinary Shares (in the case of the Warrantor being the Selling Ordinary Shareholder) and/or Series A Preferred Shares (in the case of the Warrantor being a Seller other than the Selling Ordinary Shareholder) to each Series A-1 Investor (with respect to such Series A-1 Investor, its “Relevant Adjustment Shares”) (and the Company shall reclassify each such Relevant Adjustment Share as a Series A-1 Preferred Share) whose aggregate APS shall equal such Series A-1 Investor’s Relevant Adjustment Amount, provided that the Series A-1 Issue Price (as defined in the Amended M&AA) for all the issued and outstanding Series A-1 Preferred Shares of the Company shall be reduced, concurrently with such payment or transfer, to the APS, and the Series A-1 Conversion Price (as defined in the Amended M&AA) shall be adjusted in accordance with the Amended M&AA. Upon such adjustments, the amount of the Series A-1 Subscription Price and/or the number of the Series A-1 Subscription Shares and any other terms in connection with the foregoing shall be deemed adjusted accordingly for purposes of this Agreement and the other Transaction Documents. For purpose of clause (y) of this paragraph, the number of Class A Ordinary Shares (in the case of the Warrantor being the Selling Ordinary Shareholder) and/or Series A Preferred Shares (in the case of the Warrantor being a Seller other than the Selling Ordinary Shareholder), in each case, to be transferred by each electing Warrantor to the Series A-1 Investors shall be equal to the quotient of (A) the portion of the Relevant Adjustment Amount for which such Warrantor is responsible based on its Proportion of Liabilities (to the extent not settled by cash payment), divided by, (B) the APS.

(iii)                    If any relevant Warrantor elects to transfer the Relevant Adjustment Shares pursuant to Section 2.6(a)(ii)(y), then such Warrantor shall deliver to each Series A-1 Investor one or more duly executed instruments of transfer as required under applicable Laws to transfer title to the Relevant Adjustment Shares to such Series A-1 Investor and surrender the share certificates evidencing such Relevant Adjustment Shares to the Company for cancelation, and the Company and the Warrantors shall deliver or cause to be delivered to such Series A-1 Investor (1) a copy of the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the transfer to such Series A-1 Investor of the Relevant Adjustment Shares and the reclassification of such Relevant Adjustment Shares to Series A-1 Preferred Shares, (2) one or more share certificates issued in the name of such Series A-1 Investor, representing the Relevant Adjustment Shares transferred by the relevant Warrantors and re-classified as Series A-1 Preferred Shares, and (3) resolutions of the Board and of the shareholders of the Company and the relevant Warrantor duly passed, approving the transfer to such Series A-1 Investor of the Relevant Adjustment Shares and the reclassification of such Relevant Adjustment Shares to Series A-1 Preferred Shares.

(iv)                   Each of the Company and the Warrantors agrees to use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to achieve the purchase price adjustment for Series A-1 Investors as a result of this Section 2.6, including procuring their respective members of the Board to pass all resolutions necessary to approve any transfer and reclassification of Shares pursuant to this Section 2.6, signing all necessary transfer documents and registering any transfer and reclassification of Shares pursuant to this Section 2.6 in the register of members of the Company.  Without prejudice to the foregoing, the Company and each Warrantor irrevocably appoints each Series A-1 Investor its attorney, to, on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit, do anything which the Company and such Warrantor are obliged to do under this Section 2.6 (including to sign, complete, date, seal and deliver any transfers, conveyances and assignments of, and other instruments, notices, orders, directions and resolutions relating to, such Series A-1 Investor’s Relevant Adjustment Shares). Each of the Company and the Warrantors ratifies and confirms and agrees to ratify and confirm whatever action such attorney shall lawfully do in the exercise or purported exercise of the power of attorney granted by it under this Section 2.6(a)(iv). Each of the Company and the Warrantors hereby declares that any transfer of Shares pursuant to this Section 2.6 and the powers and authorities hereby conferred are given for valuable consideration and shall be irrevocable.

(v)                      To the extent that a Warrantor that is an Individual Seller (“Breaching Individual Seller”) does not (x) pay the Relevant Adjustment Amount in full or (y) transfer all of the Relevant Adjustment Shares to a Series A-1 Investor by the Adjustment Closing Date, in each case in accordance with Section 2.6(a)(ii), the Company shall, within fourteen (14) days after the expiry of the three (3) month period referred to in Section 2.6(a)(ii), pay to such Series A-1 Investor by wire transfer in immediately available funds in U.S. dollars to the bank account as designated by such Series A-1 Investor, any shortfall with respect to such Series A-1 Investor’s Relevant Adjustment Amount. In addition to all such rights of indemnity and subrogation as the Company may have under applicable Laws, the Individual Sellers agree that in the event a payment shall be made by the Company to any Series A-1 Investor pursuant to this Section 2.6(a)(v), each Breaching Individual Seller shall indemnify the Company for the full amount of such payment made by the Company for such Breaching Individual Seller and the Company shall be subrogated to the rights of the Series A-1 Investor to whom such payment shall have been made to the extent of such payment.

(b)                           If the Net Profit equals or is higher than RMB320,000,000, there will be no adjustment to the amount of the Series A-1 Subscription Price and/or the number of the Series A-1 Subscription Shares.

3.                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Series A-1 Investors that (a) the written materials provided by the Company in connection with the transactions contemplated hereby and (b) the statements set forth on Schedule III, in each case are true, correct, complete and not misleading as of the date of this Agreement and as of the Closing Date (except with respect to clause (b), in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, correct, complete and not misleading as of such particular date).

4.                     REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each Warrantor hereby severally but not jointly (provided that a Series A Individual Investor and the Series A Holding Company held by such Series A Individual Investor shall jointly and severally, and the Selling Founder and the Selling Ordinary Shareholder shall jointly and severally) represents and warrants to the Series A-1 Investors that the statements set forth on  Schedule IV attached hereto are true, correct, complete and not misleading as of the date of this Agreement and as of the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, correct, complete and not misleading as of such particular date) and that the statements set forth in paragraph 5 in Schedule IV are true, correct, complete and not misleading as of the Adjustment Closing Date, and shall be liable for any breach thereof severally in accordance with the Proportion of Liabilities.

5.                     REPRESENTATIONS AND WARRANTIES OF SERIES A-1 INVESTORS

Each Series A-1 Investor hereby represents and warrants (severally and not jointly, and in respect of that Series A-1 Investor only) to the Company and the Warrantors that the statements set forth on Schedule V are true, correct, complete and not misleading as of the date of this Agreement and as of the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will have been true, correct, complete and not misleading as of such particular date).

6.                     COVENANTS

6.1                              Facilitating the Closing.

Each Party shall use its commercially best efforts to cause the satisfaction of all the conditions precedent applicable to it as set forth in Section 7, Section 8 and Section 9.

6.2                              Executory Period Covenants.

(a)                      At all times during the period commencing from the Effective Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, the Company shall permit each Series A-1 Investor, or any representative thereof, to (i) visit and inspect the properties of the Group Companies, (ii) inspect the books of account, records, ledgers, and other documents and data of the Group Companies, (iii) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (iv) review such other information as such Series A-1 Investor may reasonably request, in such a manner so as not to unreasonably interfere with the Group Companies’ normal operations.

(b)                      At all times during the period commencing from the Effective Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, (i) none of the Warrantors and the Company, without the prior written consent of the Majority Series A-1 Investor, shall take any action which (A) would render any of the representations or warranties made by the Warrantors or the Company in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (B) would result in any of the covenants contained in this Agreement becoming incapable of performance, and (ii) the Company and the Warrantors shall give the Series A-1 Investors notice of any event, condition or circumstance occurring prior to the Closing Date that would constitute a breach of any representation or warranty of the Company or the Warrantors, as applicable, if such representation or warranty were made as at any date from the date hereof until the Closing Date, or that would constitute a breach of any terms and conditions contained in this Agreement, as soon as practicable after becoming aware thereof.

(c)                       At all times during the period commencing from the Effective Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, the Company and Warrantors shall give prompt written notice to the Series A-1 Investors of: (I) any written notice or other written communication from any Person or Governmental Authority alleging that the consent, Governmental Order, approval, authorization or other action of, or any filing with or notice to or other action with respect to such Person or Governmental Authority is or may be required but not obtained in connection with the transactions contemplated by any Transaction Document and (II) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by any Transaction Document.  No such notification shall affect the representations or warranties of the Parties or the conditions to their respective obligations hereunder.

(d)                      At all times during the period commencing from the Effective Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, except for the actions taken pursuant to the Transaction Documents, or as the Majority Series A-1 Investor otherwise approves in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company and the Warrantors agree (and shall procure the Principal, the Ordinary Shareholder and other Group Companies) not to, directly or indirectly, (i) discuss the sale of any Equity Securities of, or any other debt financing transaction of, any Group Company with any third party, (ii) provide any information with respect to any Group Company to a third party in connection with a potential investment by such third party in the Equity Securities of, or any other debt financing transaction of, any Group Company, or (iii) close any equity or debt financing transaction of any Group Company with any third party. For the avoidance of any doubt, this Section 6.2(d) shall not be applicable in the event (but only to the extent) that (i) any Series A-1 Investor has elected not to purchase any of its Series A-1 Subscription Shares on the Closing Date, (ii) there is reasonable indication that any Series A-1 Investor is unwilling or unable to purchase any of its Series A-1 Subscription Shares on the Closing Date, (iii) any lender under the Facility Documents has elected not to provide all or any portion of the principal amount of the facility under the Facility Documents, (iv) there is reasonable indication that any lender under the Facility Documents is unwilling or unable to provide all or any portion of the principal amount of the facility under the Facility Documents, or (v) the Principal elects not to consummate the debt financing transaction at his sole discretion.

(e)                       At all times during the period commencing from the Effective Date and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, the Company and the Warrantors shall use their reasonable best efforts to cause each Group Company to conduct its business and operations in the ordinary course of business consistent with past practice, and except for the actions taken pursuant to the Transaction Documents or as required under the applicable Laws or in the ordinary course of business of the Group Companies consistent with past practice, or as the Majority Series A-1 Investor otherwise approves in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall not (and the Company and the Warrantors shall not permit any of the Group Companies to) (i) waive, release or assign any material right or claim or settle, compromise or concede any material litigation, arbitration, mediation or any other material dispute resolution procedures; (ii) take any action that would reasonably be expected to materially impair the value of the Group Companies, (iii) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset of the Group Companies, (iv) increase, reduce or cancel the authorized or issued Equity Securities of any Group Company or issue, allot, purchase, redeem or convert any Equity Securities of any Group Company, undertake any recapitalization or similar transaction or do any act which has the effect of diluting or reducing the effective shareholding of the Series A-1 Investors in any Group Company, (v) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security of any Group Company, (vi) incur any material indebtedness for borrowed money or capital lease commitments or assume or guarantee any material indebtedness of any Person; (vii) take any action or do anything which would require the consent of the Majority Preferred Holders or at least three (3) Approving Persons pursuant to the Shareholders Agreement had the Closing occurred, or (viii) authorize, approve or agree to any of the foregoing.

(f)                        In respect of the restructuring contemplated under the Restructuring Agreement, subject to the terms and conditions of this Agreement, the Warrantors and the Company shall take, or cause to be taken, all actions contemplated under the Restructuring Agreement for each of them to take, and shall use their best efforts to cause to be done, all things necessary, proper or advisable under the Law to consummate the Pre-Closing Restructuring Steps as soon as practicable.

6.3                              Indemnification.

(a)                      Each Party (each, an “Indemnitor”) hereby agrees to indemnify and hold harmless each other Party, its Affiliates and its and their respective officers, directors, employees, partners, equity holders, counsel, financial advisors, auditors and other representatives and their respective successors and assigns, to the fullest extent permitted by applicable Law (each, an “Indemnitee”), from and against any and all Indemnifiable Losses (but excluding any consequential, speculative or punitive damages) suffered by such Indemnitee as a result of, or based upon or arising from any inaccuracy in or breach or non-performance of any of the representations, warranties, covenants or agreements made by any Indemnitor in or pursuant to this Agreement.

(b)                      The rights contained in this Section 6.3 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

(c)                       No information relating to any Group Company of which any Series A-1 Investor has knowledge (actual or constructive), and no investigation by or on behalf of any Series A-1 Investor shall prejudice any claim made by a Series A-1 Investor under the indemnity contained in this Section 6.3, or operate to reduce any amount recoverable thereunder.  It shall not be a defense to any claim against the Company or a Warrantor that a Series A-1 Investor knew or ought to have known or had constructive knowledge of any information relating to the circumstances giving rise to such claim.

(d)                      Limitations on the Company’ Liability.

(i)                          Notwithstanding anything in this Agreement to the contrary, the maximum liability of (A) the Company and the Warrantors, taken as a whole, to each Series A-1 Investor and (B) each Series A-1 Investor for any claims in respect of the representations and warranties in this Agreement (“Indemnitee Claims”) shall be limited to an amount equal to the Series A-1 Subscription Price of the applicable Series A-1 Investor.

(ii)                       No indemnitor shall be obliged to indemnify an Indemnitee in respect of an Indemnitee Claim unless the aggregate amount of that Indemnitee Claim exceeds RMB1,000,000 (or its equivalent in foreign currency) (the “Indemnification Threshold”), in which event such indemnification shall be required to the full extent of the Indemnifiable Loss of the Indemnitee.

(iii)                    No liability will arise and no Indemnitee Claim may be made to the extent that the matter giving rise to such Indemnitee Claim is remediable and has not actually given rise to any quantifiable monetary loss sustained by any Indemnitee, unless such matter shall not have been remedied to the reasonable satisfaction of the Indemnitee within thirty (30) Business Days following the date of service of notice by the Indemnitee to the Company requiring the matter to be remedied.

(iv)                   Notwithstanding anything to the contrary contained herein, in no event shall an Indemnitee be entitled to any duplicative payment, adjustment or indemnification with respect to the same matter.

(v)                      Unless otherwise required by Law, any payment made pursuant to this Section 6.3 or Section 6.4 shall be treated as an adjustment to the Series A-1 Subscription Price or Sale Shares Purchase Price, as applicable.

(vi)                   To the extent that a breach of the representations and warranties in Schedule IV would give rise to an identical claim under Section 6.3 and Section 6.4(b), no Indemnitor shall be obliged to indemnify an Indemnitee with respect to such claim unless the aggregate amount of such Liability or Losses suffered by the Group Companies exceeds RMB50,000,000, in which event such indemnification shall be required to the full extent of the Liability or Indemnifiable Loss of the Indemnitees.

6.4                              Specific Indemnification.

(a)                      Without prejudice to Section 6.3, each of the Warrantors agrees, severally but not jointly, in accordance with the Proportion of Liabilities, to indemnify and hold harmless each of the Series A-1 Investors and its affiliated Indemnitees, from and against all Indemnifiable Losses (but excluding any consequential, speculative or punitive damages) suffered by such Series A-1 Investor or its affiliated Indemnitees as a result of, or based upon or arising from the following:

(i)                         the failure of any Group Company or branch thereof as of the Closing Date to obtain, maintain or update any Permit necessary for such Group Company or branch thereof to conduct its business or to otherwise comply with the applicable education related Laws, where the aggregate amount of Losses suffered by the Group Companies calculated Per Event exceeds RMB50,000,000, in which event such indemnification shall be required to the full extent of the Indemnifiable Loss of the Indemnitees.

For the avoidance of doubt, (x) to the extent that failure of the Net Profit to reach RMB320,000,000 is proven to be attributable to the failure of any Group Company or branch thereof as of the Closing Date to obtain, maintain or update any Permit necessary for such Group Company or branch thereof to conduct its business or to otherwise comply with the applicable education related Laws, upon an Indemnitee having been fully paid pursuant to Section 2.6, the Warrantors shall not be liable to that Indemnitee under this Section 6.4(a)(i) to the extent of such payment pursuant to Section 2.6 with respect thereto, and (y) to the extent that any Indemnifiable Loss resulting from the failure of any Group Company or branch thereof to obtain, maintain or update any Permit necessary for such Group Company or branch thereof to conduct its business or to otherwise comply with the applicable education related Laws is fully reflected in the audited financial statements of the PRC Company for the twelve-month period of, and ending on, December 31, 2014 and December 31, 2015, respectively, the Warrantors shall not be liable for such Indemnifiable Loss; and

(ii)                      any demand, order or action by any Governmental Authority with respect to any underpayment, as of the Closing Date, of social security and housing fund contributions by any Group Company, where the aggregate amount of such Losses suffered by the Group Companies exceeds RMB50,000,000, in which event such indemnification shall be required to the full extent of the Indemnifiable Loss of the Indemnitees.

For the avoidance of doubt, (x) to the extent that failure of the Net Profit to reach RMB320,000,000 is proven to be attributable to any demand, order or action by any Governmental Authority with respect to any underpayment, as of the Closing Date, of social security and housing fund contributions by any Group Company, upon an Indemnitee having been fully paid pursuant to Section 2.6, the Warrantors shall not be liable to that Indemnitee under this Section 6.4(a)(ii) to the extent of such payment pursuant to Section 2.6 with respect thereto, and (y) to the extent that any Indemnifiable Loss resulting from any demand, order or action by any Governmental Authority with respect to any underpayment, as of the Closing Date, of social security and housing fund contributions by any Group Company is fully reflected in the audited financial statements of the PRC Company for the twelve-month period of, and ending on, December 31, 2014 and December 31, 2015, respectively, the Warrantors shall not be liable for such Indemnifiable Loss.

(b)                      Notwithstanding the foregoing, each of the Warrantors shall indemnify and hold harmless the Series A-1 Investors against (i) any and all Liabilities for (A) Taxes of the Group Companies for any taxable period (or portion thereof) ending on or prior to the Closing Date, or with respect to any transaction occurring on or before the Closing Date and (B) successor or transferee Liability or other secondary Liability for the Taxes of any Person (other than a Group Company) as a result of transactions or events occurring, or contracts or agreements entered into (including Tax sharing agreements) on or prior to the Closing, and (ii) any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for Tax which has been made or may hereafter be made against any Group Company in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any Group Company on or before the Closing, where the aggregate amount of such Liability or Losses suffered by the Group Companies exceeds RMB50,000,000, in which event such indemnification shall be required to the full extent of the Liability or Indemnifiable Loss of the Indemnitees.

(c)                       Any claim for indemnification made by any Series A-1 Investor pursuant to Section 6.4 shall be notified to the Warrantors and the Company prior to the consummation of a Qualified IPO, otherwise the Warrantors shall not be liable for any Indemnifiable Loss as a result of, or based upon or arising from such claim.

6.5                              In the event any Warrantor (“Breaching Warrantor”) fails to pay any amounts owed to any Series A-1 Investor pursuant to (X) any Indemnitee Claim with respect to the representations and warranties made by the Warrantors in or pursuant to Part B of Schedule IV in accordance with Section 6.3, or (Y) any specific indemnity claim in accordance with Section 6.4, in each case, within thirty (30) Business Days after the date of such claim, the Company shall, within fourteen (14) Business Days after the expiry of such thirty (30) Business Day period, pay to such Series A-1 Investor by wire transfer in immediately available funds in U.S. dollars to the bank account as designated by such Series A-1 Investor, any shortfall in respect of such claim not paid by the Breaching Warrantor. In addition to all such rights of indemnity and subrogation as the Company may have under applicable Laws, the Warrantors agree that in the event a payment shall be made by the Company to any Series A-1 Investor pursuant to this Section 6.5, each Breaching Warrantor shall indemnify the Company for the full amount of such payment made by the Company for such Breaching Warrantor and the Company shall be subrogated to the rights of the Series A-1 Investor to whom such payment shall have been made to the extent of such payment.

6.6                              Regulatory Filings.

(a)                      Each Party shall, as promptly as reasonably practicable and pursuant to the Restructuring Agreement (to the extent applicable), (i) make, or cause to be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                      Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties shall use reasonable best efforts to:

(i)                          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)                       avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document; and

(iii)                    in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c)                       The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder.

(d)                      Notwithstanding the foregoing, nothing in this Section 6.6 shall require, or be construed to require, any Series A-1 Investor or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any Assets, businesses or interests of such Series A-1 Investor or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such Assets, businesses or interests which, in either case, could reasonably be expected to adversely impact the economic or business benefits to such Series A-1 Investor of the transactions contemplated by this Agreement; or (iii) any modification or waiver of the terms and conditions of this Agreement.

6.7        No Bribery.

Each of the Company and the Warrantors shall not, and shall procure that none of the Group Companies nor any director, officer, agent, employee, Affiliate or any other Person acting for or on behalf of the foregoing (individually and collectively, a “Relevant Affiliate”) shall, take any action, directly or indirectly, that would result in a violation of or has violated any Anti-Corruption Laws, including, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee, nor permit any Relevant Affiliate to offer, pay, promise to pay, or authorize the payment of any money, or offer, give, promise to give, or authorize the giving of anything of value, to any officer, employee or any other Person acting for any Governmental Authority or any enterprise owned or controlled by a Government Authority, to any political party or official thereof or to any candidate for political office, or any officer or employee of a public international organization (individually and collectively, a “Government Official”) or to any Person under circumstances where such Relevant Affiliate knows, has reason to believe, or is aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a)                       influencing any act or decision of such Government Official in his official capacity;

(b)                       inducing such Government Official to do or omit to do any act in relation to his lawful duty;

(c)                        securing any improper advantage; or

(d)                       inducing such Government Official to influence or affect any act or decision of any Governmental Authority,

in order to assist any Group Company in obtaining or retaining business for or with, or directing business to any Group Company or in connection with receiving any approval of the transactions contemplated by the Transaction Documents, nor shall any Relevant Affiliate accept anything of value for any of the purposes listed in clauses (a) to (d) of this Section 6.7.

If the Company or any Warrantor becomes aware of any actual or alleged violation of Anti-Corruption Laws, including any notice or citation from any Governmental Authority, it shall promptly report such information to the Series A-1 Investors.

6.8        Books and Records.

The Company shall maintain and has maintained accurate books and records and a system of internal controls in compliance with Anti-Corruption Laws and which are reasonably designed to ensure that income and expenses are accurately recorded and based on accurate and sufficient supporting documentation.

6.9        No Sanctions.

(a)                              None of the Group Companies and the Warrantors and their respective Affiliates shall directly or indirectly use the proceeds of the Series A-1 Subscription Price and the Sale Shares Purchase Price, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person for the purpose of funding or facilitating any activities or business of or with any Sanctions Target or for the purpose of funding any operations or financing any investments in, or make any payments to, any Sanctions Target.

(b)                              The use of proceeds shall be in compliance with and shall not result in the breach by any (a) Group Company, (b) any Series A-1 Investor or (c) officer, employee, director, agent, Affiliate or person acting on behalf of a Group Company or a Series A-1 Investor ((a), (b) and (c) collectively, “Relevant Person”) of any Sanctions Laws and Regulations; and each of the Company and the Warrantors further covenants not to engage, directly or indirectly, in any other activities that would result in a violation of any Sanctions Laws and Regulations by any Person, including any Person participating in the transactions contemplated by this Agreement.

6.10     Anti-Money Laundering.

The Company and the Warrantors shall procure that the operations of the Group Companies shall be conducted at all times in compliance with applicable anti-money laundering statutes and Laws of all jurisdictions, including all PRC, Hong Kong and U.S. anti-money laundering Laws, rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”).

6.11     Circular 698 and Bulletin 7.

(a)                              The Sellers shall comply with all applicable Laws relating to Tax and shall be responsible for and pay all of the Taxes, duties, fees, expenses and government levies imposed in connection with the transactions contemplated under this Agreement as required under all applicable Laws, including filing and payment obligations under the Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises (Guoshuihan [2009] 698) (《国家税务总局关于加强非居民企业股权转让所得企业所得税管理的通知》(国税函〔2009〕698号) issued by the State Administration of Taxation (“SAT”) on December 10, 2009, as amended by the Bulletin on Several Issues Concerning Enterprise Income Tax on Proceeds from Indirect Transfers of Assets by Non-resident Enterprises (Bulletin of SAT [2015] No.7) (《国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告》(国家税务总局公告2015年第7号) issued by the SAT on February 3, 2015 (collectively, the “Circular 698 and Bulletin 7”).

(b)                              The Sellers shall, within thirty (30) days after the Effective Date, make filings with the competent Tax Authorities of the PRC in relation to the Circular 698 and Bulletin 7 in respect of the relevant transactions contemplated under this Agreement in accordance with all Applicable Laws (the “Tax Filings”); provided, however, that the Sellers shall, no less than ten (10) days before submitting the Tax Filings, (A) provide the Company with drafts of any Tax Filings proposed to be submitted, (B) consider in good faith any reasonable comments raised by the Company, and (C) include explicit representations in the Tax Filings that the Sellers are solely responsible for the Tax filing and Tax payment in connection with the transactions contemplated by this Agreement. Following the making of the Tax Filings, the Sellers shall promptly deliver to the Company and Series A-1 investors a letter from the Sellers’ tax advisor stating the Tax Filings have been made with the Tax Authorities, together with a summary of information setting out with which Tax Authorities and when the Tax Filings were made, the transaction history and investment background, the sales consideration, an index of the supporting documents, and excerpts of this Agreement in Chinese translation (to the extent required by the Tax Authorities in the Tax Filings). The letter from the Sellers’ tax advisor shall also include either the acknowledgement receipt issued by the Tax Authorities, or if no acknowledgement receipt was issued by any Tax Authority, a confirmation that no acknowledgement receipt was issued. If any Tax Authority determines that any Tax is payable in respect of the transactions contemplated under this Agreement under the Circular 698 and Bulletin 7 (the “Transaction Tax”), each Seller shall pay, or may notify the Company to use the amount deducted from the relevant amount of the Sale Shares Purchase Price to pay, such Transaction Tax in such amount and at such time as agreed between the Seller and the Tax Authority, and shall provide to the Company and the Series A-1 Investors evidence that the Seller has made payment of such Transaction Tax (in the form of a voucher in the Chinese name of “税收缴款书” and affixed with an official chop of the relevant Tax Authority which evidences the payment by the Seller of the Transaction Tax).

(c)                               Each Seller shall indemnify and hold harmless the Company and the Series A-1 Investors against any Indemnifiable Losses incurred as a result of the Seller’s failure to timely pay any Taxes it is required to pay pursuant to Circular 698 and Bulletin 7 in respect of the transactions contemplated by this Agreement.

6.12     Legal Compliance.

(a)                           The Company shall not, and shall cause each other Group Company and its and their respective directors, officers and employees (only in his/her capacity as director, officer or employee during the course of such person’s conduct or activity on behalf of the Company or such other Group Company, as the case may be) not to, engage in any activity or conduct, or omit to do anything that has or will result in a violation of any applicable Laws (including any applicable Laws in relation to advertising) in any material respect.

(b)                           The Company agrees that during the period of investment from any Series A-1 Investor, it will periodically provide such Series A-1 Investor and its Affiliates with a compliance questionnaire in relation to Sanctions Laws and Regulations. The compliance questionnaire must be completed and returned by Company as requested by such Series A-1 Investor. The compliance questionnaire shall be delivered by an Affiliate of such Series A-1 Investor to the General Counsel or Chief Compliance Officer of the Company.

(c)                            The Company agrees that, prior to the Qualified IPO, each Group Company shall cooperate with any compliance audit or investigation initiated by any Series A-1 Investor; provided, that the Series A-1 Investors collectively shall not initiate more than one such compliance audit or investigation per year, and all Series A-1 Investors shall be entitled to participate in and share the results of such compliance audit or investigation, provided further, that all Series A-1 Investor(s) who participate in and share the results of such compliance audit or investigation shall be responsible for and share all the costs and expenses incurred from such audit or investigation. The Company further agrees that each Group Company shall provide all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Authority directed to any of the Group Companies or any shareholder of any Group Company.  At the request of any Series A-1 Investor, the Company shall arrange and ensure attendance by selected officers and managers of the Group Companies the training sessions in relation to the compliance programs pursuant to Section 7.14 hereof.

6.13     Controlling Documents.

The Company and the Warrantors shall use their best efforts to procure that each Controlling Document is valid and binding, in full force and effect and enforceable in accordance with its terms. Each of the Company and the Warrantors undertakes that: to the extent that any of the Controlling Documents is or becomes unenforceable or invalid, the Company and the Warrantors shall use their best efforts (and shall cause the other Group Companies and other relevant Persons to use their respective best efforts) to make alternative arrangements so as to (i) maintain the equivalent economic interests of the shareholders of the Company and consolidate the financial results of the Group Companies (including without limitation the WFOE, the PRC Company and their respective Subsidiaries) into the Company’s financial statements, and (ii) enable each Series A-1 Investor to enjoy fully the rights and benefits contemplated under the Transaction Documents.

6.14     Additional Post-Closing Covenants.

(a)                           The Company shall cause (i) each Group Company and any branch thereof (including those set forth in Part A of Schedule VI and those set forth in Part B of Schedule VI) which conducts or intends to conduct educational training activities to use its best efforts to obtain, and thereafter maintain in full force and effect, all Permits necessary for conducting educational training activities (including that it shall update its business license to include educational training within its business scope) and to update its registered name with the competent Governmental Authority to reflect its authority to conduct educational training activities if and as required by applicable Laws and requirements of the competent Governmental Authority, (ii) each Group Company to use its best efforts to procure that each location where any Group Company currently conducts business (including each location set forth in Part C of Schedule VI) is appropriately registered with the competent Governmental Authority as a branch of the relevant Group Company, in each case as soon as practicable after (x) applicable Laws and policies so permit, (y) the date on which the Amended Privately-Run Education Promotion Law is implemented by the relevant Governmental Authority, or (z) its becoming aware that such Governmental Authority is accepting applications for such Permits and registrations, whichever is the earliest, and (iii) each Group Company to immediately take all necessary steps to obtain such Permits and effect such registrations from such time.

(b)                           The Company shall cause each Group Company to use its best efforts to update the registered address of each of its registered branches (including those set forth in Part D of Schedule VI) from time to time with the competent Governmental Authority as required by applicable Laws and requirements of the competent Governmental Authority (or establish a new branch in each location where it currently conducts business but has not yet been registered as a branch of the relevant Group Company if so required by the competent Governmental Authority) as soon as practicable after the Closing Date, and thereafter to maintain such registrations in full force and effect, to ensure that each Group Company is not conducting business outside of its or its branches’ registered addresses.

(c)                            The Company shall cause each Group Company whose MOE Operating License or Certificate of Private Non-enterprise Entity has expired (including those Group Companies set forth in Part E of Schedule VI) to use its best efforts to complete the renewal of the applicable license as soon as practicable after the Closing Date, and thereafter maintain such license in full force and effect.

(d)                           The Company shall cause each Group Company to use its best efforts to pay up any underpaid amounts of social security and housing fund contributions (including any penalties and related fees as required by the competent Governmental Authority) as soon as practicable after the Closing Date.

(e)                            The Company shall procure that any standard form of employment agreement applicable to any Group Company shall be amended as soon as practicable after the Closing Date to include employee undertakings in form and substance reasonably satisfactory to the Series A-1 Investors with respect to sexual harassment.

(f)                             The Company shall (i) cause each Group Company which is a private non-profit school to enter into a service agreement with the PRC Company as soon as practicable after the Closing Date for the purpose of transferring the revenues of such schools to the PRC Company, and (ii) cause each Group Company to use its best efforts to procure that each such school shall be registered as a for-profit school as soon as practicable after the Amended Privately-Run Education Promotion Law becomes effective.

(g)                            The Company shall use its best efforts to procure the repayment of all the then outstanding borrowings as set forth in Part F of Schedule VI as soon as practicable after the Closing Date and in any event prior to the consummation of a Qualified IPO.

6.15     Non-compete.

Unless otherwise approved by the Board and by at least three (3) Approving Persons,  within two (2) years after the Closing, the Selling Founder shall not, and shall cause his Affiliate not to (and the Selling Ordinary Shareholder agrees not to), directly or indirectly, (i) own, manage, engage in, operate, Control, work for, render services for, maintain any interest in or participate in the ownership, management, operation or Control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the Business of the Group Companies; (ii) solicit in any manner any Person who is or has been at any time a customer of any Group Company for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit in any manner any Person who is or has been at any time a supplier or licensor or customer of any Group Company for the purpose of inducing any such Person to terminate its business relationship with such Group Company, or (iii) solicit or entice away or endeavor to solicit or entice away in any manner any director, officer, consultant or employee of any Group Company.  The Selling Founder expressly agrees that the limitations set forth in this Section 6.15 are reasonably tailored and reasonably necessary in light of the circumstances and warrants and undertakes to the Company that he shall not challenge or query the validity and enforceability of undertakings contained in this Section 6.15.  Furthermore, if any provision of this Section 6.15 is more restrictive than permitted by the Laws of any jurisdiction in which a Party seeks enforcement thereof, then this Section 6.15 will be enforced to the greatest extent permitted by Law.

6.16     Matters Relating to Majority Series A-1 Investor.

Notwithstanding anything in this Agreement to the contrary, if any Series A-1 Investor receives any information or documents from the Company with respect to any matter to be consented, approved or decided by Majority Series A-1 Investor under this Agreement, it shall provide the same to the other Series A-1 Investors (unless it is manifest to such Series A-1 Investor that the other Series A-1 Investors have received the same from the Company) and notify the other Series A-1 Investors whether it will give consent or approval to such matter, in each case prior to or simultaneously with the Series A-1 Investor notifying the Company of the same.

7.                     CONDITIONS TO SERIES A-1 INVESTORS’ OBLIGATIONS AT THE CLOSING

The obligations of each Series A-1 Investor to subscribe for the Series A-1 Subscription Shares at the Closing under Section 2.2 are subject to the fulfilment or waiver by such Series A-1 Investor of each of the following conditions at or prior to the Closing:

7.1        Representations and Warranties.

The representations and warranties made by the Company in Schedule III and by the Warrantors in Schedule VI, in all material respects, shall be true, correct, complete and not misleading when made, and shall be true, correct, complete and not misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

7.2        Performance of Obligations.

Each of the Company and the Warrantors shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it at or before the Closing in all material respects.

7.3        No Legal Prohibition.

No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or granted any Governmental Order that is in effect and has the effect of making the transactions contemplated by the Transaction Documents illegal in any jurisdiction in which the Group Companies have material business or operations or in which a Group Company is incorporated or which has the effect of prohibiting or otherwise preventing the consummation of any of such transactions in any jurisdiction in which the Group Companies have material business or operations.

7.4        No Proceedings.

No Governmental Authority or any other Person shall have instituted or threatened any legal, arbitral or administrative proceedings or inquiry to restrain, prohibit or otherwise challenge any transaction contemplated by the Transaction Documents.

7.5        Required Consents, Waivers.

All consents, approvals and waivers of, notices to and filings or registrations with any Governmental Authority or any other Person required pursuant to any applicable Laws or regulation of any Governmental Authority, or pursuant to any Contract binding on any Group Company, to consummate the transactions contemplated under this Agreement and the other Transaction Documents (to the extent that such transactions are to be completed on or prior to the Closing Date) shall have been received.

7.6        Execution of Transaction Documents.

The Transaction Documents shall have been duly executed by the Company, the Warrantors and all other parties thereto (except for the Series A-1 Investors).

7.7        No Material Adverse Effect.

No Material Adverse Effect shall have occurred since the Effective Date and be continuing.

7.8        Completion of Pre-Closing Restructuring Steps.

The Pre-Closing Restructuring Steps shall have been duly completed pursuant to the Restructuring Agreement (including completion of any relevant filings or registrations required by applicable Laws to perfect the matters set forth in the Controlling Documents (except that the registration of equity pledge under the equity interest pledge agreement may be submitted and completed after the Closing pursuant to the Restructuring Agreement)) in a manner satisfactory to such Series A-1 Investor.

7.9                       Completion of Repurchase.

Simultaneously with the consummation of the sale and issuance of the Series A-1 Subscription Shares, the Repurchase pursuant to Section 2.3 shall be duly completed, evidence of which shall have been delivered to each Series A-1 Investor in form and substance reasonably satisfactory to such Series A-1 Investor.

7.10                Amended M&AA.

The Amended M&AA shall have been duly adopted by the special resolution of the Company’s shareholders, and shall have been submitted for filing with the Registrar of Companies of the Cayman Islands.

7.11                Board of Directors.

The Company shall have taken all necessary corporate action such that upon the Closing the Board shall have nine (9) members and each of GS and Carlyle shall have appointed one member to the Board (collectively, the “Series A-1 Directors” and each a “Series A-1 Director”).

7.12                Director Indemnification Agreement.

The Company shall have duly executed and delivered to the relevant Series A-1 Investor a director indemnification agreement with respect to the appointment of the Series A-1 Director nominated by such Series A-1 Investor at the Closing in form and substance satisfactory to the Majority Series A-1 Investor.

7.13                Discharge of Onshore Share Pledge.

Zheng Lina shall have duly discharged, or caused to be discharged, the share pledge of her 22.429% equity securities in the PRC Company to Net Security Co., Ltd (网信证券有限责任公司) with no outstanding Liabilities to any Group Company.

7.14                Compliance Program.

The Group Companies shall have adopted and implemented, to the satisfaction of the Majority Series A-1 Investor, an anti-corruption compliance program designed to ensure compliance applicable to the Group Companies and their franchisees, contractors, agents, and representatives with Section 6.7 through Section 6.8, which shall include at a minimum, written policies and procedures; the appointment of a compliance officer with appropriate authority and resources to effectively implement the anti-corruption compliance program; an effective training  program; an anonymous and confidential reporting mechanism; appropriate disciplinary procedures; due diligence policies and procedures for prospective and current Company related external parties and representatives; review and approval policies and procedures to monitor relevant expenses, corporate sponsorships, charitable contributions and political donations; and the Group Companies shall have agreed to a written plan and timetable to the satisfaction of the Majority Series A-1 Investor for the design and implementation of a compliance program and a system of internal controls applicable to the Group Companies and their franchisees, contractors, agents, and representatives, designed to ensure compliance with Section 6.9 through Section 6.10 (the “Sanctions and Anti-money Laundering Compliance Program”) for which the written plan and timetable shall include at a minimum, the requirement of the Group Companies to design and implement the Sanctions and Anti-money Laundering Compliance Program within 120 days after the Closing Date.

7.15                Company Deliveries.

The Company shall have delivered or caused to be delivered to each Series A-1 Investor the items set forth in Section 2.5(a).

8.                     CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company to issue the Series A-1 Subscription Shares at the Closing under Section 2.2 are subject to the fulfilment or waiver by the Company of the following conditions at or prior to the Closing:

8.1                       Representations and Warranties.

The representations and warranties made by each Series A-1 Investor in Schedule V, in all material respects, shall be true, correct, complete and not misleading when made, and shall be true, correct, complete and not misleading as of the Closing Date with the same force and effect as if they had been made on and as of such date, or as of another date if any representations and warranties are made with respect to such other date.

8.2                       Performance of Obligations.

Each Series A-1 Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it at or before the Closing in all material respects.

8.3                       No Legal Prohibition.

No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or granted any Governmental Order that is in effect and has the effect of making the transactions contemplated by the Transaction Documents illegal in any jurisdiction in which the Group Companies have material business or operations or in which a Group Company is incorporated or which has the effect of prohibiting or otherwise preventing the consummation of any of such transactions in any jurisdiction in which the Group Companies have material business or operations.

8.4                       No Proceedings.

No Governmental Authority or any other Person shall have instituted or threatened any legal, arbitral or administrative proceedings or inquiry to restrain, prohibit or otherwise challenge any transaction contemplated by the Transaction Documents.

8.5                       Execution of Transaction Documents.

Each Series A-1 Investor shall have executed and delivered to the Company the Transaction Documents to which it is a party.

8.6                       Simultaneous Closing.

The purchase by each Series A-1 Investor of its Series A-1 Subscription Shares shall occur simultaneously with the other Series A-1 Investors at the Closing pursuant to this Agreement.

9.                     CONDITIONS TO COMPANY AND SELLERS’ OBLIGATIONS AT THE CLOSING

The obligations of the Sellers to sell, and the obligations of the Company to repurchase, the Sale Shares at the Closing under Section 2.3 are subject to the fulfilment of the following conditions at the Closing:

9.1                       No Legal Prohibition.

No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law or granted any Governmental Order that is in effect and has the effect of making the Repurchase illegal in any jurisdiction in which the Group Companies have material business or operations or in which a Group Company is incorporated or which has the effect of prohibiting or otherwise preventing the consummation of the Repurchase in any jurisdiction in which the Group Companies have material business or operations.

10.              MISCELLANEOUS

10.1                Survival.

The representations and warranties made by the Parties shall survive until the earlier of the following: (1) the consummation of a Qualified IPO; or (2) eighteen (18) months after the Closing; provided that (x) the representations and warranties contained in clause 11 (Tax Matters) of Part B of Schedule IV shall survive until the consummation of a Qualified IPO and (y) the representations and warranties contained in clause 4 (Valid Issuance and Transfer of Shares) in Schedule III and clause 2 (Corporate Matters) of Part B of Schedule IV shall survive until the expiration of the applicable statute of limitations (taking in account any tolling period or other extension).

10.2                Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties, provided that each Series A-1 Investor may, without the consent of the Parties, assign and/or transfer all or any portion of its rights and obligations to (i) an Affiliate Nominee of such Series A-1 Investor; provided that, notwithstanding anything herein to the contrary, (A) such Affiliate Nominee shall not be a Competitor (as defined in the Shareholders Agreement) or an Affiliate of any Competitor, and (B) such Affiliate Nominee shall execute and deliver a joinder agreement in substantially the form attached to the Shareholders Agreement as Exhibit A to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of the Amended M&AA as the “Investor” (if not already a Party thereto); or (ii) a transferee of the shares acquired by such Series A-1 Investor hereunder, provided that in the case of (ii), the relevant transfer of shares shall be conducted in accordance with the Shareholders Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3                Entire Agreement.

This Agreement, the other Transaction Documents and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among all of the Parties with respect to the subject matter hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

10.4                Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to any other Party at the address set forth in the Schedule of Notice, at the time of delivery; (b) when sent by courier to any other Party at the address set forth in the Schedule of Notice with next-Business-Day delivery guaranteed, three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant Party, provided that the sending Party receives a confirmation of delivery from the delivery service provider; (c) when sent by fax to any other Party at the number set forth in the Schedule of Notice attached hereto, on the Business Day immediately after the date of transmission, provided that the transmitting device generates a report of successful transmission; (d) when sent by electronic mail to any other Party at the address set forth in the Schedule of Notice, on the Business Day immediately after the date of transmission, provided that receipt shall not occur if the sending Party an automated message that the electronic mail has not been delivered to the intended recipient; (e) when sent to any other Party by mail at the address set forth in the Schedule of Notice, seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the relevant Party.  A Party may change or supplement the mailing addresses, fax number, electronic mail address given in the Schedule of Notice, or designate additional mailing addresses, fax number or electronic mail address for purposes of this Section 10.4 by giving, the other Parties written notice of the new mailing address, fax number or electronic mail address in the manner set forth above. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

10.5                Amendments and Waivers.

Any term of this Agreement may be amended, only with the written consent of each of the Parties. Any amendment effected in accordance with this paragraph shall be binding upon each of the Parties and their respective permitted transferees, assignees and successors in interest. Notwithstanding the foregoing, the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

10.6                Delays or Omissions; No Waiver.

No delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.7                Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.8                Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties.  In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the Parties’ intent in entering into this Agreement.

10.9                Confidentiality and Non-Disclosure.

(a)                       Confidential Information.  The terms and conditions of the Transaction Documents and all exhibits, restatements and amendments hereto and thereto, including their existence and any proprietary information (including financial statements) of the Group Companies (collectively, the “Confidential Information”), shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except as permitted in accordance with the provisions set forth below. The obligations under this Section 10.9 shall survive the termination of this Agreement.

(b)                       Permitted Disclosure.  Notwithstanding the foregoing, (i) the Company may disclose the existence or content of any of the Confidential Information to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, hedge counterparties, agents, trustees, arrangers, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise; (ii) each Series A-1 Investor (and its fund manager) may, without disclosing the identities of the other shareholders or the financing terms of their respective investments in the Company without such other shareholder’s or the Company’s consent, disclose such Series A-1 Investor’s investment in the Company to other Persons or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark (without requiring the Company’s further consent), and if it does so, the other Parties shall have the right to disclose to other Persons any such information disclosed in a press release or other public announcement by such Series A-1 Investor; (iii) each Series A-1 Investor may disclose the existence or content of any of the Confidential Information to its  current or bona fide prospective partners, co-investors and financing sources or transferees, Affiliates and its and their respective employees, officers, directors, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information as such Series A-1 Investor deems appropriate and in each case only where such Persons are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise; (iv) each  Series A-1 Investor may disclose the existence or content of any of the financing terms for fund and inter-fund reporting purposes and any information contained in press releases or public announcements of the Company pursuant to Section 10.9(b); and (v) any Party may disclose the Confidential Information to any Person to which disclosure is approved in writing by the Party providing the Confidential Information. Any Party may also provide disclosure in order to comply with applicable Laws, as set forth in Section 10.9(c) below.

(c)                        Legally Compelled Disclosure.  If any Party is requested or becomes legally compelled (including, pursuant to any applicable tax, securities, or other Laws of any jurisdiction or by subpoena or any requirement by governmental, judicial or regulatory body or any stock exchange), civil investigative demand (or similar process) in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents) or any other Governmental Order to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 10.9, such Party shall, to the extent legally permissible and without compromising any privileges, promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)                       Other Exceptions.

(i)                         The confidentiality obligations of the Parties set out in this Section 10.9 shall not apply to (i) information which was in the public domain or otherwise known to the relevant Party before it was furnished to it by another Party hereto or, after it was furnished to that Party, entered the public domain otherwise than as a result of (x) a breach by that Party of this Section 10.9. or (y) a breach of a confidentiality obligation by a third party discloser, where the breach was actually known to that relevant Party; (ii) information which was independently developed by the relevant Party without using or making reference to any Confidential Information, (iii) information disclosed by any director or the Board or observer of the Company to its appointer or any of its Affiliates or to any Person to whom disclosure would be permitted in accordance with the foregoing provisions of this Section 10.9.

(ii)                      Notwithstanding anything to the contrary contained herein, GS (and any director, officer, employee, agent, consultant, and professional adviser of GS) may disclose to any and all such Persons, without limitation of any kind, the tax treatment and tax structure of the transactions described herein and all materials of any kind (including tax opinions or other tax analyses) that are provided to GS relating to such tax treatment or tax structure. However, any information relating to the US federal or state income tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any Person to comply with applicable securities laws. “Tax structure” is limited to any facts relevant to the US federal or state income tax treatment of the transactions described herein but does not include information relating to the identity of the issuer of the securities, the issuer of any assets underlying the securities, or any of their respective Affiliates that are offering the securities.

10.10         Press Releases; Promotion.

(a)                      None of the Parties shall issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining in each instance the prior written consent of each of the other Parties.

(b)                      Each Party agrees that it will not, without the prior written consent of the relevant Series A-1 Investor, in each instance, (a) use in advertising, publicity, or otherwise the name of such Series A-1 Investor or its Affiliates, or any partner or employee thereof, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Series A-1 Investor or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by such Series A-1 Investor or its Affiliates.

10.11         Use of Logo.

The Company shall grant each Series A-1 Investor and its Affiliates permission to use the Company’s name and logo in its or its Affiliate’s marketing materials and bid documentation in relation to potential transactions.

10.12         Further Assurances.

Each Party shall from time to time and at all times hereafter use its reasonable best efforts to make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.13         Governing Law.

This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

10.14         Dispute Resolution.

Each of the Parties irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration.  There shall be three arbitrators, selected in accordance with the Arbitration Rules. The arbitration shall be conducted in Chinese and English.  The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.  The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The Parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions and specific performance.

10.15         Third Party Rights.

The Parties do not intend that any term of this Agreement, apart from Section 6.3, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), by any person who is not a party to this Agreement.

10.16         Taxes; Expenses.

Except as otherwise provided in this Agreement, each Party shall be responsible for paying any and all Taxes assessed against itself, arising from, or in connection with, the transactions contemplated by this Agreement and other Transaction Documents pursuant to the applicable Laws. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

10.17         Termination of this Agreement.

This Agreement may be terminated:

(a)                      as between the Company on the one hand and any Series A-1 Investor on the other hand, at any time prior to the Closing, (i) by the mutual written consent of the Company and such Series A-1 Investor, or (ii) by either the Company or such Series A-1 Investor if the Closing shall not have occurred on or prior to December 31, 2017 (the “Outside Date”) or upon the termination of the Restructuring Agreement in accordance with its terms prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 10.17(a) shall not be available to any Party whose actions or omissions have been a cause of, or resulted in, the failure of the Closing to occur on or before such date or the termination of the Restructuring Agreement, as the case may be;

(b)                      by any Series A-1 Investor, with respect to its own rights and obligations, at any time prior to the Closing, (i) if any of the representations and warranties made by any Warrantor or the Company contained in this Agreement or any other Transaction Documents fails to be true and correct in all material respects, without giving effect to any materiality qualifiers or references to materiality therein, (ii) if any Warrantor or the Company shall have breached or failed to comply with any of its material obligations under this Agreement or any other Transaction Document and, such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of thirty (30) days after the Company or the Warrantors (as the case may be) has received written notice from such Series A-1 Investor of the occurrence of such failure or breach (provided that in no event shall such thirty (30) day period extend beyond the Outside Date), or (iii) if the transactions to be undertaken in the restructuring set forth in Section 2.1.2 of the Restructuring Agreement have not been completed within thirty (30) Business Days after the date of this Agreement;

(c)                       by the Company on behalf of the Company and all the Warrantors with respect to the rights and obligations of a Series A-1 Investor, at any time prior to the Closing, (i) if any of the representations and warranties made by such Series A-1 Investor contained in this Agreement or any other Transaction Document fails to be true and correct in all material respects, without giving effect to any materiality qualifiers or references to materiality therein, or (ii) if such Series A-1 Investor shall have breached or failed to comply with any of its material obligations under this Agreement or any other Transaction Documents, and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of thirty (30) days after such Series A-1 Investor has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such thirty (30) day period extend beyond the Outside Date; and

(d)                      as among all Parties, by the written mutual consent of the Parties prior to the Closing.

Any termination of this Agreement as between the Company on the one hand and any Series A-1 Investor on the other hand shall not impact the continuing validity of this Agreement being in full force and effect as between the Company on the one hand and any other Series A-1 Investor on the other hand. Upon termination of this Agreement under this Section 10.17, this Agreement shall forthwith become wholly void and of no effect with respect to the applicable Parties and the applicable Parties shall be released from all future obligations hereunder, except as otherwise expressly provided herein; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.

10.18         No Fiduciary Duty.

The Parties acknowledge and agree that nothing in the Transaction Documents shall create a fiduciary duty of any Series A-1 Investor or its Affiliates to the Company or the shareholders of the Company.

10.19         Investment Banking Services.

Notwithstanding anything to the contrary herein or in the other Transaction Documents or any actions or omissions by representatives of Goldman, Sachs & Co. or any of its Affiliates in whatever capacity, including as a director of the Board, it is understood that neither Goldman, Sachs & Co. nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

10.20         Exculpation among Series A-1 Investors.

Each Series A-1 Investor acknowledges that it is not relying upon any Person, other than the Warrantors, the Company and its officers and directors, in making its investment or decision to invest in the Company.  Each Series A-1 Investor agrees that no Series A-1 Investor nor the respective Controlling Persons, officers, directors, partners, agents, or employees of any Series A-1 Investor shall be liable to any other Series A-1 Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Series A-1 Subscription Shares.

10.21         Specific Performance etc.

The Parties unconditionally and irrevocably acknowledge, agree and declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations under this Agreement or other Transaction Documents.  Therefore, if any Party shall institute any action or proceeding to enforce the provisions hereof or thereof (including seeking protective orders, injunctive relief, specific performance and other remedies available at law or in equity), any Party against whom such action or proceeding is brought hereby waives any claim or defense therein that the other Parties have an adequate remedy at law.

10.22         No Presumption.

The Parties acknowledge that any applicable Laws that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it have no application and are expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.23         Adjustments for Share Splits, Etc.

Wherever in this Agreement there is a reference to a specific number of Series A-1 Preferred Shares, Series A Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A-1 Preferred Shares, Series A Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

10.24         Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Company:

One Smart Education Group Limited

By:	/s/ Zhang Xi
Name:	ZHANG Xi (张熙)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Selling Founder:

Hu Guozhi (胡国志)

By:	/s/ Hu Guozhi

Selling Ordinary Shareholder:

Smart Changing Inc.

By:	/s/ Hu Guozhi
Name:	Hu Guozhi (胡国志)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Chen Gang (陈刚)

By:	/s/ Chen Gang

Series A Holding Company:

Da Cong Limited

By:	/s/ Chen Gang
Name:	Chen Gang (陈刚)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Chen Guohe (陈国和)

By:	/s/ Chen Guohe

Series A Holding Company:

Guohe Limited

By:	/s/ Chen Guohe
Name:	Chen Guohe (陈国和)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Feng Juan (冯娟)

By:	/s/ Feng Juan

Series A Holding Company:

Teakbridge Capital Limited

By:	/s/ Feng Juan
Name:	Feng Juan (冯娟)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Zheng Lina (郑丽娜)

By:	/s/ Zheng Lina

Series A Holding Company:

Juniperbridge Capital Limited

By:	/s/ Zheng Lina
Name:	Zheng Lina (郑丽娜)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Geng Xiaofei (耿晓菲)

By:	/s/ Geng Xiaofei

Series A Holding Company:

Jiia Hong Limited

By:	/s/ Geng Xiaofei
Name:	Geng Xiaofei (耿晓菲)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Wang Dongdong (王冬栋)

By:	/s/ Wang Dongdong

Series A Holding Company:

Vicentsight Limited

By:	/s/ Wang Dongdong
Name:	Wang Dongdong (王冬栋)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Wu Junbao (吴俊保)

By:	/s/ Wu Junbao

Series A Holding Company:

XINHUA GROUP INVESTMENT LIMITED

By:	/s/ Wu Junbao
Name:	Wu Junbao (吴俊保)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Li Ye (李晔)

By:	/s/ Li Ye

Series A Holding Company:

Li Yeah Limited

By:	/s/ Li Ye
Name:	Li Ye (李晔)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A Individual Investor:

Bian Jin (卞进)

By:	/s/ Bian Jin

Series A Holding Company:

Brilight Limited

By:	/s/ Bian Jin
Name:	Bian Jin (卞进)
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A-1 Investor:

Stonebridge 2017 (Singapore) Pte. Ltd.

By:	/s/ Michelle Fiona Heng
Name:	Michelle Fiona Heng
Title:	Director

Series A-1 Investor:

Goldman Sachs Asia Strategic Pte. Ltd.

By:	/s/ Tan Ching Chek
Name:	Tan Ching Chek
Title:	Director

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A-1 Investor:

FPCI Sino-French (Mid Cap) Fund

By:	/s/ Mingpo Cai
Name:	Mingpo Cai
Title:

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the party hereto has caused its duly authorized representative to execute this Agreement on the date and year first above written.

Series A-1 Investor:

Origin Investment Holdings Limited

By:	/s/ Norma Kuntz
Name:	Norma Kuntz
Title:	Authorized Signatory

SIGNATURE PAGE TO SERIES A-1 PREFERRED

SHARES PURCHASE AGREEMENT

SCHEDULE I

Part A

LIST OF PRINCIPAL AND ORDINARY SHAREHOLDER

Principal	PRC ID Card Number	Holding Company	Number of Class B Ordinary Shares Held through Holding Company	Percentage of Shareholding in Holding Company
Zhang Xi (张熙)	[•]	Happy Edu Inc.	1,891,800,066	100%

SCHEDULE I

Part B

LIST OF WARRANTORS

Series A Individual Investors	PRC ID Card Number	Holding Companies	Percentage of Shareholding in Holding Company	Proportion of Liabilities
Hu Guozhi (胡国志)	[•]	Smart Changing Inc.	100%	7.6272%
Chen Gang （陈刚）	[•]	Da Cong Limited	100%	19.4938%
Chen Guohe （陈国和）	[•]	Guohe Limited	100%	9.3640%
Feng Juan （冯娟）	[•]	Teakbridge Capital Limited	100%	0.5239%
Zheng Lina (郑丽娜)	[•]	Juniperbridge Capital Limited	100%	31.4955%
Geng Xiaofei (耿晓菲)	[•]	Jiia Hong Limited	100%	14.1109%
Wang Dongdong (王冬栋)	[•]	Vicentsight Limited	100%	4.5351%
Wu Junbao (吴俊保)	[•]	XINHUA GROUP INVESTMENT LIMITED	100%	4.5351%
Li Ye (李晔)	[•]	Li Yeah Limited	100%	1.0077%
Bian Jin (卞进)	[•]	Brilight Limited	100%	7.3068%

SCHEDULE I

Part C

CAPITALIZATION TABLE IMMEDIATELY BEFORE THE CLOSING

Shareholders	Class of Shares	Number of Shares (as converted basis)	Approx. Percentages (fully diluted and as converted basis)
Happy Edu Inc.	Class B Ordinary Shares	1,891,800,066	49.3091%
Smart Changing Inc.	Class A Ordinary Shares	94,897,359	2.4735%
ESOP	Class A Ordinary Shares	288,599,939	7.5223%
Subtotal	Ordinary Shares	2,275,297,364	59.3049%

Da Cong Limited	Series A Preferred Shares	224,750,413	5.8580%
Guohe Limited	Series A Preferred Shares	116,506,032	3.0367%
Teakbridge Capital Limited	Series A Preferred Shares	34,193,735	0.8912%
Juniperbridge Capital Limited	Series A Preferred Shares	386,627,266	10.0773%
Jiia Hong Limited	Series A Preferred Shares	200,101,339	5.2156%
Vicentsight Limited	Series A Preferred Shares	64,310,946	1.6762%
XINHUA GROUP INVESTMENT LIMITED	Series A Preferred Shares	64,310,946	1.6762%
Li Yeah Limited	Series A Preferred Shares	14,289,291	0.3724%
Brilight Limited	Series A Preferred Shares	103,614,744	2.7007%
CW One Smart Limited	Series A Preferred Shares	316,858,851	8.2588%
Subtotal	Series A Preferred Shares	1,525,563,563	39.7631%

CW One Smart Limited	Series A-1 Preferred Shares	34,496,500	0.8991%
Supar Inc.	Series A-1 Preferred Shares	1,260,700	0.0329%
Subtotal	Series A-1 Preferred Shares	35,757,200	0.9320%
Total		3,836,618,127	100.00%

SCHEDULE II

Part A

LIST OF SERIES A-1 INVESTORS

Series A-1 Investors	Number of Series A-1 Subscription Shares	Series A-1 Subscription Price	Investment Percentage
Origin Investment Holdings Limited	926,285,677	926,285,677	50.3270%
Stonebridge 2017 (Singapore) Pte. Ltd.	69,000,000	69,000,000	3.7489%
Goldman Sachs Asia Strategic Pte. Ltd.	603,750,000	603,750,000	32.8029%
FPCI Sino-French (Mid Cap) Fund	241,500,000	241,500,000	13.1212%
TOTAL	1,840,535,677	1,840,535,677	100%

SCHEDULE II

Part B

LIST OF SELLERS OF SALE SHARES

Sellers	Class of Shares to Be Sold	Number of Sale Shares to Be Sold (as converted basis)	Sale Shares Price to Be Received	Approx. Percentages (fully diluted and as converted basis)
Smart Changing Inc.	Class A Ordinary Shares	94,897,359	85,372,944.41	2.4735%
Da Cong Limited	Series A Preferred Shares	224,750,413	202,193,241.06	5.8580%
Guohe Limited		116,506,032	104,812,854.07	3.0367%
TOTAL		436,153,804	392,379,039.54	11.3682%

SCHEDULE II

Part C

CAPITALIZATION TABLE IMMEDIATELY AFTER THE CLOSING

Shareholders	Class of Shares	Number of Shares	Approx. Percentages (fully diluted and as converted basis)
Happy Edu Inc.	Class B Ordinary Shares	1,891,800,066	36.0962%
ESOP	Class A Ordinary Shares	288,599,939	5.5066%
Subtotal	Ordinary Shares	2,180,400,005	41.6028%

Juniperbridge Capital Limited	Series A Preferred Shares	386,627,266	7.3770%
Jiia Hong Limited	Series A Preferred Shares	200,101,339	3.8180%
Vicentsight Limited	Series A Preferred Shares	64,310,946	1.2271%
XINHUA GROUP INVESTMENT LIMITED	Series A Preferred Shares	64,310,946	1.2271%
Li Yeah Limited	Series A Preferred Shares	14,289,291	0.2726%
Brilight Limited	Series A Preferred Shares	103,614,744	1.9770%
Teakbridge Capital Limited	Series A Preferred Shares	34,193,735	0.6524%
CW One Smart Limited	Series A Preferred Shares	316,858,851	6.0458%
Subtotal	Series A Preferred Shares	1,184,307,118	22.5970%

Stonebridge 2017 (Singapore) Pte. Ltd.	Series A-1 Preferred Shares	69,000,000	1.3165%
Goldman Sachs Asia Strategic Pte. Ltd.	Series A-1 Preferred Shares	603,750,000	11.5198%
FPCI Sino-French (Mid Cap) Fund	Series A-1 Preferred Shares	241,500,000	4.6079%
Origin Investment Holdings Limited	Series A-1 Preferred Shares	926,285,677	17.6738%
CW One Smart Limited	Series A-1 Preferred Shares	34,496,500	0.6582%
Supar Inc.	Series A-1 Preferred Shares	1,260,700	0.0240%
Subtotal	Series A-1 Preferred Shares	1,876,292,877	35.8002%
Total		5,241,000,000	100.00%

SCHEDULE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.              Organization, Good Standing and Qualification.

Each Group Company is duly incorporated and organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction of incorporation) and in compliance with all registration and approval requirements, in all material respects, under, and by virtue of, the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own and operate its properties and Assets and to carry on its business as now conducted and as currently proposed to be conducted.

2.              Due Authorization.

Each Group Company has all requisite power and authority to execute and deliver the Principal Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. All actions on the part of each Group Company necessary for the authorization, execution and delivery of the Principal Documents, the performance of all obligations hereunder and thereunder, have been taken or will be taken prior to the Closing. Each Principal Document to which any Group Company is a party has been or will be on or prior to the Closing, duly executed and delivered by such Group Company and when executed and delivered by all parties thereto, constitutes valid and legally binding obligations of such Group Company, enforceable against such Group Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.              No Conflicts.

The execution, delivery and performance of each Transaction Document by each Group Company to which it is a party do not, and the consummation by each Group Company of the transactions contemplated hereby and thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of any Group Company, (ii) result in a breach of, or constitute a default under, or termination of, any Contract to which any Group Company is a party or by which any Group Company or its property or Assets is bound or result in the acceleration of any obligation of any Group Company (whether to make payment or otherwise) to any Person, or (iii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Laws.

4.              Valid Issuance and Transfer of Shares.

The Series A-1 Subscription Shares, when issued, delivered and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any Lien under applicable Laws and under the Shareholders Agreement and the Amended M&AA). The issuance of any Series A-1 Subscription Shares is not subject to any pre-emptive rights or rights of first refusal, or if any such pre-emptive rights or rights of first refusal exist, waiver of such rights has been obtained or will be obtained prior to the Closing from the holders thereof.

5.              Consents and Approvals.

All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Authority or any other Person (including the board of directors (or other governing body) and shareholders (if required by applicable Laws) of each Group Company required in connection with the execution, delivery and performance by any Group Company of the Principal Documents or the consummation of the transactions contemplated hereby or thereby (to the extent such Principal Document is required to be entered into or such transaction is to be consummated on or prior to the Closing Date pursuant to the Restructuring Agreement) have been obtained or made or will be obtained or made prior to the Closing, other than those that would not reasonably be expected to have an adverse effect on the ability of any Group Company to perform its obligations under any Transaction Documents in any material respect.

SCHEDULE IV

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

PART A

1.              Organization, Good Standing and Qualification.

Such Warrantor that is not an individual is duly incorporated and organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction of incorporation) and in compliance with all registration and approval requirements, in all material respects, under, and by virtue of, the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own and operate its properties and Assets and to carry on its business as now conducted and as currently proposed to be conducted.

2.              Due Authorization.

Such Warrantor has all requisite capacity, power and authority to execute and deliver the Transaction Documents to which it/he/she is a party and to carry out and perform its/his/her obligations hereunder and thereunder. All actions on the part of such Warrantor necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations hereunder and thereunder, have been taken or will be taken prior to the Closing. Each Transaction Document to which such Warrantor is a party has been or will be on or prior to the Closing, duly executed and delivered by such Warrantor and when executed and delivered by all parties thereto, constitutes valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.              No Conflicts.

The execution, delivery and performance of each Transaction Document by such Warrantor to which it/he/she is a party do not, and the consummation by such Warrantor of the transactions contemplated hereby and thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of such Warrantor, (ii) result in a breach of, or constitute a default under, or termination of, any Contract to which such Warrantor is a party or by which such Warrantor or its property or Assets is bound or result in the acceleration of any obligation of such Warrantor (whether to make payment or otherwise) to any Person, or (iii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Laws.

4.              Valid Title.

As of the date of completion of the transactions to be undertaken in the restructuring set forth in Section 2.1.2 of the Restructuring Agreement, and as of the Closing Date, each Seller will be the sole record and beneficial holder of its corresponding Sale Shares, which will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any Lien under applicable Laws and under the Transaction Documents).

5.              Valid Issuance and Transfer of Relevant Adjustment Shares.

The Relevant Adjustment Shares, when transferred in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, and free from any Liens (except for any Lien under applicable Laws and under the Transaction Documents). The transfer of any Relevant Adjustment Shares is not subject to any rights of first refusal, or if any such rights of first refusal exist, waiver of such rights has been obtained or will be obtained prior to the Adjustment Closing Date from the holders thereof.

6.              Compliance with SAFE Regulations.

As of the Closing Date, such Warrantor who is subject to any of the registration or reporting requirements of the SAFE Regulations, has complied with such reporting and/or registration requirements under the SAFE Regulations in connection with the transactions contemplated hereunder and the other Transaction Documents.

PART B

1.                                       Information Provided by Group Companies’ Shareholders and Group Companies.

All information, documents and materials provided by the Group Companies and each of their respective direct and indirect shareholders in connection with the transactions contemplated under this Agreement during the course of due diligence investigations conducted by the Series A-1 Investors on the Group Companies and the preparation and negotiation of this Agreement are true, complete, accurate and not misleading in any material respect.  There are no other facts or circumstances that may have a Material Adverse Effect on the Group Companies.

2.                                       Corporate Matters.

2.1                               Each Group Company is duly incorporated and organized, validly existing and in compliance with all registration and approval requirements of its jurisdiction of incorporation and operations and has all requisite corporate power and authority to own and operate its Assets and properties and to carry on its business as now conducted.

2.2                               Capitalization and Other Particulars.  Part C of this Schedule IV sets forth the complete and accurate shareholding structure of the Group Companies as of the date hereof and the Closing Date. Other than the Subsidiaries as set forth on Part C of this Schedule IV, no Group Company Controls any interest, directly or indirectly (through nominee or contractual means), in any Person.  To the knowledge of the Group Companies, no measures have been taken against any Group Company for its liquidation, and no Group Companies have entered into bankruptcy proceedings, declared insolvency or appointed a liquidation committee with respect to its Assets or business, and no Group Company is insolvent or unable to pay its debts as they fall due.

2.3                               Share Capital.  Part C of Schedule II hereof sets forth the complete and accurate capitalization table of the Company as of immediately after the Closing. Other than as expressly provided in the Transaction Documents, no Group Company has any obligation to issue any Equity Securities to any Person, and there are no outstanding options, warrants, rights or agreements for the subscription from any Group Company of any Equity Securities of any Group Company, or any outstanding securities or rights convertible or exchangeable into any Equity Securities of any Group Company, and to the knowledge of the Warrantors, no shareholder of any Group Company has the obligation to transfer any Equity Securities of any Group Company to any Person.  All shares of the issued share capital of each Group Company are fully paid and non-assessable, and are issued in compliance with all applicable Laws in all material respects.  Except for the Controlling Documents, there is no nominal shareholding arrangement, warrant, trust arrangement, shareholders agreement, voting right arrangement, control arrangement or other similar agreement or arrangement in connection with the share capital of any Group Company entered into (A) by any Group Company, or (b) among shareholders, senior management personnel or any de facto controller of any Group Company.

3.                                       Authorization and Validity of Transactions.

3.1                               Each Group Company has all requisite power and authority to execute and deliver the Principal Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder.

3.2                               Each Principal Document to which any Group Company is a party has been or will be on or prior to the Closing, duly executed and delivered by such Group Company and when executed and delivered by all parties thereto, constitutes valid and legally binding obligations of such Group Company, enforceable against such Group Company in accordance with its terms.

3.3                               All shareholder consents on the part of each Group Company required in connection with the execution and delivery of the Principal Documents to which it is a party have been obtained or will be obtained prior to the Closing. Other than those consents and approvals specified in the Restructuring Agreement, no consents or approvals of any individuals, corporations or economic entities shall be required in accordance with any PRC Laws and regulations in connection with the consummation of the transactions contemplated by the Transaction Documents.

4.                                       Regulatory Matters.

4.1                               Permits and Filings.  Each Group Company has obtained the Permits, approvals, filings, authorizations and consents necessary for the effective conduct of its business in its jurisdiction of operation (except that the MOE Operating License or Certificate of Private Non-enterprise Entity of the Group Companies set forth in Part E of Schedule VI have expired). There is no failure to obtain any material Permits, approvals, filings, authorizations and consents that would reasonably be expected to have a Material Adverse Effect on the Group Companies.

4.2                               Compliance with Laws.  The business activities of the Group Companies are in compliance with applicable Laws in all material respects, including with respect to industrial and commercial registration, education, tax, customs, housing and land use and administration, foreign exchange and labor matters.  There has been no material breach of Laws by the Group Companies and there are no material administrative penalties imposed by any competent Government Authority, in each case as would reasonably be expected to have a Material Adverse Effect on the Group Companies.

4.3                               Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws.

(1)                                 No Group Company nor any Relevant Affiliate is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated any Anti-Corruption Laws, including, without limitation, using any funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee, nor has any Relevant Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting for any Government Authority or any enterprise owned or controlled by a Government Authority, to any Government Official or to any person under circumstances where such Relevant Affiliate knew, had reason to believe, or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

A.                                    influencing any act or decision of such Government Official in his official capacity;

B.                                    inducing such Government Official to do or omit to do any act in relation to his lawful duty;

C.                                    securing any improper advantage; or

D.                                    inducing such Government Official to influence or affect any act or decision of any Government Authority,

in order to assist Group Company in obtaining or retaining business for or with, or directing business to any Group Company or in connection with receiving any approval of the transactions contemplated by the Transaction Documents.  No Relevant Affiliate has accepted anything of value for any of the purposes listed in clauses (A) through (D) of this section.

(2)                                 Neither the Company, nor any of its Affiliates has conducted or initiated any internal investigation, made any voluntary disclosure to a Governmental Authority, or received any notice or citation related to actual or alleged violations of any Anti-Corruption Laws.

(3)                                 No Sanctions. No Relevant Person is a Relevant Person that is owned or Controlled by a Person that is targeted by or the subject to of any Sanctions Laws and Regulations.

(4)                                 Books and Records. Each Group Company has maintained accurate books and records and a system of internal controls in compliance with Anti-Corruption Laws and which are reasonably designed to ensure that income and expenses are accurately recorded and based on accurate and sufficient supporting documentation.

(5)                                 Money Laundering. The operations of the Group Companies are and have been conducted at all times in compliance with applicable Anti-Money Laundering Laws; and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any Group Company with respect to the Anti-Money Laundering Laws is pending or, threatened.

(6)                                 All funds received and used in connection with any capital contribution to any Group Company are received and used in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions Laws and Regulations.

5.                                       Title to Assets.

5.1                               Title.  Each of the Group Companies owns or has the right to use all material assets currently used by it in the conduct of its business as currently conducted and contemplated to be conducted, free and clear of all Liens and not subject to third-party claims or demands that restrict the use or possession by the Group Companies of such assets.

5.2                               Possession and Use of Third-Party Facilities.  With respect to the use by the Group Companies of the assets, facilities or services owned or provided by third parties, no material default has occurred or threatened to occur, and there are no events or conditions that have caused the Group Companies to lose their ability to maintain themselves as going concerns or terminate such use rights.

6.                                       Financial Matters.

6.1                               Financial Statements.  All of the financial documents and contents thereof (the “Financial Statements”) provided by the Group Companies are true, complete and accurate in all material respects, and there are no material omissions, concealments or misleading statements that may cause a material impact on the transactions contemplated in this Agreement.

6.2                               Accounts.  The Financial Statements of the Group Companies are:

(1)                           a true and fair view of the state of affairs of the Group Companies, up-to-date, and properly and consistently maintained in accordance with all applicable Laws and generally accepted accounting practices;

(2)                           a complete and accurate record of all the information required to be kept in the Financial Statements and are not misleading.

The unaudited accounts (including on a standalone and consolidated basis) of the Group Companies since December 31, 2014, are not misleading in any material respect.

7.                                       Material Contracts.

7.1                               Guarantee or Contingent Liabilities.  Other than as expressly set forth in the Transaction Documents, no Group Company has any outstanding guarantees, indemnification obligations, security or other contingent liabilities to any third parties that would reasonably be expected to cause a Material Adverse Effect on the Group Companies.

7.2                               Material Breach.  No material breach has occurred or is occurring under any agreements to which any of the Group Companies is a party. “Material breach” as referred to herein shall mean any breach of contract which has caused, or would reasonably be expected to cause, a Material Adverse Effect on the Group Companies.

8.                                       Employees and Pensions.

“Employee” as referred to herein shall mean all laborors that have labor relations or de facto labor relations with any Group Company or otherwise are provided by labor dispatch agents to any Group Company.

8.1                               Compliance with Laws.  Each of the Group Companies has complied with all provisions of any applicable Law governing labor management and there has been no material administrative penalty from any labor management authority due to a violation of any Law governing labor management.

8.2                               No Disputes.  No Group Company has any material labor dispute arising from the failure to pay compensation or remuneration to any employee, any outstanding employee accidental injury or safety liability owed to any employee, or any outstanding liability or claim notice arising from the termination of any employment or service contract, in each case as would have a Material Adverse Effect on the Group Companies.

8.3                               Employee Incentives.  Except for as otherwise expressly provided in the Transaction Documents, no Group Company has or intends to have any share incentive plan, share option or profit sharing plan, bonus plan or other reward plans for any of its directors, officers or employees.

8.4                               Social Insurance and Housing Reserve Fund.  Except as provided in the Financial Statements, no Group Company has any material outstanding contributions to the social insurance fund or housing reserve fund for its employees as required under applicable Laws or other conditions, the non-payment of which would have a Material Adverse Effect on the Group Companies.

9.                                       Litigation.

There has been no outstanding litigation, (whether civil or criminal), arbitration or administrative proceeding (collectively, “Proceedings”), either pending or threatened, against any Group Company or any of its assets and/or against any one or more shareholders, or otherwise brought by any Group Company or in which any Group Company acts as a third party, in each case as would reasonably be expected to have a Material Adverse Effect on the Group Companies.

10.                                Liabilities to Third Parties.

10.1                        No Indemnification Liabilities.  To the knowledge of the Company, no Group Company is liable to any entity or natural person for any material indemnification liability due to any of its predecessors, Affiliates or Controlled legal entities.

10.2                        No Contingent Liabilities.  Other than as disclosed in the Financial Statements or incurred in the ordinary course of business of the Group Companies, no Group Company has any contingent debts or Liabilities, including but not limited to the provision of any form of security or guarantee to any entity or Person by any Group Company, or any other material fines or tax penalties.

11.                                Tax Matters.

None of the Group Companies has at any time been in violation in any material respect of any tax Law applicable to such Group Company which has caused, or would reasonably be expected to cause, any Material Adverse Effect on the Group Companies or their operations. Each of the Group Companies has properly and timely filed all tax returns as required by Law, and such tax returns are true, accurate and complete in all material respects. No Group Company is a resident or has a permanent establishment (in each case as defined under applicable Laws) for Tax purposes in any jurisdiction other than its place of incorporation.

PART C

GROUP COMPANY SHAREHOLDING STRUCTURE

SCHEDULE V

REPRESENTATIONS AND WARRANTIES OF THE SERIES A-1 INVESTORS

1.              Organization, Good Standing and Qualification.

Such Series A-1 Investor is duly incorporated and organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction of incorporation) and in compliance with all registration and approval requirements, in all material respects, under, and by virtue of, the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own and operate its properties and Assets and to carry on its business as now conducted and as currently proposed to be conducted.

2.              Due Authorization.

Such Series A-1 Investor has all requisite capacity, power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. All actions and internal approvals on the part of such Series A-1 Investor necessary for the authorization, execution and delivery of the Transaction Documents, the performance of all obligations hereunder and thereunder, have been taken or will be taken prior to the Closing. Each Transaction Document to which such Series A-1 Investor is a party has been or will be on or prior to the Closing, duly executed and delivered by such Series A-1 Investor and when executed and delivered by all parties thereto, constitutes valid and legally binding obligations of such Series A-1 Investor, enforceable against such Series A-1 Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.              No Conflicts.

The execution, delivery and performance of each Transaction Document by such Series A-1 Investor to which it is a party do not, and the consummation by such Series A-1 Investor of the transactions contemplated hereby and thereby will not, with or without notice or lapse of time or both, (i) result in any violation of, be in conflict with, or constitute a default under any provision of any Charter Document of such Series A-1 Investor, (ii) result in a breach of, or constitute a default under, or termination of, any Contract to which such Series A-1 Investor is a party or by which such Series A-1 Investor or its property or Assets is bound or result in the acceleration of any obligation of such Series A-1 Investor (whether to make payment or otherwise) to any Person, or (iii) result in any violation of, be in conflict with, or constitute a default under, in any material respect, any Governmental Order or any applicable Laws.

4.              Purchase for Own Account.

The Series A-1 Subscription Shares will be acquired for such Series A-1 Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.              Status of the Series A-1 Investors.

Such Series A-1 Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Securities Act.

6.              Restricted Securities.

Such Series A-1 Investor understands that the Series A-1 Subscription Shares will not be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities Laws, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities Laws, and that the reliance of the Company on such exemption is predicated in part on such Series A-1 Investor’s representations set forth in this Agreement.  Such Series A-1 Investor understands that the Series A-1 Subscription Shares are restricted securities within the meaning of Rule 144 under the Securities Act; that the Series A-1 Subscription Shares are not registered or listed publicly and may need to be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available for resale of such Series A-1 Subscription Shares.

SCHEDULE VI

PART A

GROUP COMPANIES OUTSIDE OF SHANGHAI OPERATING WITH “EDUCATIONAL CONSULTING” BUSINESS LICENSES

1.              BEIJING ONESMART PEIYOU EDUCATIONAL CONSULTING CO., LTD.  北京精锐培优教育咨询有限公司

2.              CHANGZHOU ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD. 常州精锐教育信息咨询有限公司

3.              GUANGZHOU ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD. 广州精学锐教育信息咨询有限公司

4.              HANGZHOU ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD. 杭州精学锐教育信息咨询有限公司

5.              NANJING ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD. 南京精锐教育信息咨询有限公司

6.              SHENZHEN ONESMART TECHNOLOGY INFORMATION CONSULTING CO., LTD. 深圳精锐科技信息咨询有限公司

7.              WUXI JINGXUERUI EDUCATIONAL CONSULTING CO., LTD. 无锡精学睿教育咨询有限公司

PART B

SHANGHAI BRANCHES FAILING TO COMPLETE CONVERSION OF BUSINESS SCOPE FROM “EDUCATIONAL CONSULTING” TO “EDUCATIONAL TRAINING”

1.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., XUHUI FIRST BRANCH上海精锐教育信息咨询有限公司徐汇第一分部

2.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., CHANGNING BRANCH 上海精锐教育信息咨询有限公司长宁分公司

3.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., MINHANG BRANCH上海精锐教育信息咨询有限公司闵行分公司

4.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., XUHUI SECOND BRANCH上海精锐教育信息咨询有限公司徐汇第二分公司

5.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., YANGPU BUSINESS CONSULTING BRANCH上海精锐教育信息咨询有限公司杨浦商务咨询分公司

6.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., SONGJIANG FIRST BRANCH上海精锐教育信息咨询有限公司松江第一分公司

7.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD.,.FENGXIAN FIRST BRANCH上海精锐教育信息咨询有限公司奉贤第一分公司

8.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., MINHANG SECOND BRANCH上海精锐教育信息咨询有限公司闵行第二分公司

9.              SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., MINHANG THIRD BRANCH上海精锐教育信息咨询有限公司闵行第三分公司

10.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., MINHANG FORTH BRANCH上海精锐教育信息咨询有限公司闵行第四分公司

11.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., MINHANG FIFTH BRANCH上海精锐教育信息咨询有限公司闵行第五分公司

12.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., MINHANG SIXTH BRANCH上海精锐教育信息咨询有限公司闵行第六分公司

13.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., QINGPU FIRST BRANCH上海精锐教育信息咨询有限公司青浦第一分公司

14.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., QINGPU SECOND BRANCH上海精锐教育信息咨询有限公司奉贤第二分公司

15.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., JING’AN SECOND BRANCH上海精锐教育信息咨询有限公司静安第二分公司

16.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., CHONGMING FIRST BRANCH上海精锐教育信息咨询有限公司崇明第一分公司

17.       SHANGHAI ONESMART EDUCATIONAL INFORMATION CONSULTING CO., LTD., FORTH BRANCH上海精锐教育信息咨询有限公司第四分公司

PART C

BRANCHES TO BE REGISTERED

1.              SHANGHAI YANGPU KONGJIANG CENTER (ROOM 215, 2ND FLOOR, NO.181 BENXI ROAD, YANGPU DISTRICT)上海杨浦控江中心(杨浦区本溪路181号2楼215室)

2.              QINGPU NORTH CHENGZHONG ROAD CENTER (BUILDING 1, NO.79, NORTH CHENGZHONG ROAD, QINGPU DISTRICT)青浦城中北路中心(青浦区城中北路79号1幢)

3.              SHANGHAI JIADING NANXIANG GUYI GARDEN CENTER (ROOM 107 & 207-210, NO.1, CHAXI ROAD, LANE 788, JIADING DISTRICT)上海嘉定南翔古漪园中心(嘉定区槎溪路788弄1号107、207-210)

4.              PUDONG HUAMU CENTER (NO.1453-1459, FUHUI COMMERCIAL PLAZA, PUJIAN ROAD, PUDONG NEW AREA)浦东花木中心(浦东新区浦建路”富荟商业广场”1453-1459号)

5.              SHANGHAI PUTUO MEICHUAN ROAD PEDESTRIAN STREET CENTER (AREA B, 2ND FLOOR, NO.1424 MEICHUAN ROAD, PUTUO DISTRICT)上海普陀梅川路步行街中心(普陀区梅川路1424号2楼B区)

6.              SH56 (2ND FLOOR, NO.117; 2ND FLOOR NO.115; AND ROOM 201 & 203B, NO.11, LANE 111 LUXIANG ROAD, BAOSHAN DISTRICT)SH56 (宝山区陆翔路111弄11号201、203B室及陆翔路115号2楼、117号2楼)

PART D

BUSINESS SITES TO BE REGISTERED

1.              SHANGHAI JINGSIRUI EDUCATION AND TRAINING CO., LTD. (ROOM 201-206, NO.38 HUAYUAN ROAD, HONGKOU DISTRICT)上海精思锐教育培训有限公司（虹口区花园路38号201-206室）

2.              SHANGHAI ONESMART EDUCATION AND TRAINING CO., LTD., PUDONG THIRD BRANCH (PHASE TWO: ROOM 506, NO.6, LANE 3611, ZHANGYANG ROAD; PHASE THREE: ROOM 901, NO.6, LANE 3611, ZHANGYANG ROAD)上海精锐教育培训有限公司浦东第三分公司（二期：张杨路3611弄6号506室；三期：张杨路3611弄6号901室）

3.              SHANGHAI ONESMART EDUCATION AND TRAINING CO., LTD., PUTUO FIRST BRANCH (ROOM 305-313 & 323-325, 3RD FLOOR, NO.402 CHANGSHOU ROAD; ROOM 115, 118, 121, NO.402 CHANGSHOU ROAD; AND 3RD FLOOR, NO.408 CHANGSHOU ROAD, PUTUO DISTRICT)上海精锐教育培训有限公司普陀第一分公司（普陀区长寿路402号三楼305-313号、323-325号，长寿路402号一楼115、118、121室，长寿路408号3楼区域）

4.              SHANGHAI JINGSIRUI EDUCATION AND TRAINING CO., LTD., HONGKOU FIRST BRANCH (ROOM 402B-2, BUILDING 2, NO.1661 NORTH SICHUAN ROAD, HONGKOU DISTRICT)上海精思锐教育培训有限公司虹口第一分公司（虹口区四川北路1661号2幢402B-2）

PART E

ENTITIES REQUIRING RENEWAL OF LICENSES

MOE OPERATING LICENSE

1.              SHANGHAI JIADING ONESMART EXTENSION SCHOOL 上海嘉定区精锐进修学校

2.              HANGZHOU GONGSHU HUIWEN EDUCATION AND TRAINING SCHOOL杭州市拱墅区会文教育培训学校

CERTIFICATE OF PRIVATE NON-ENTERPRISE ENTITY

1.              SHANGHAI JIADING ONESMART EXTENSION SCHOOL 上海嘉定区精锐进修学校

PART F

OUTSTANDING BORROWINGS

1.              Loan Agreement between Hangzhou OneSmart Educational Information Consulting Co., Ltd. (杭州精学锐教育信息咨询有限公司) as lender and Nantong Xuerui Educational Information Consulting Co., Ltd. (南通学锐教育信息咨询有限公司) as borrower with principal amount of RMB2,600,000.

2.              Loan Agreement (Contract Number: fa-jr201601) among Shanghai OneSmart Information Technology Co., Ltd. (上海精锐信息科技有限公司) as lender, Shanghai Fu Ai Investment Management Consulting Co., Ltd. (上海芙艾投资管理咨询有限公司) as borrower and certain other parties thereto as guarantors, dated August 30, 2016, with principal amount of RMB6,000,000.

3.              RMB18,000,000 aggregate amount payable to the PRC Company by Mingyuan School (上海民办铭远双语高级中学) and Shanghai Yimi (溢米教育).

Schedule OF NOTICE

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to the Company:

Attention: Zhang Xi (张熙)

Address:

If to the Warrantors:

Hu Guozhi (胡国志) and Smart Changing Inc.

Attention: Hu Guozhi

Address:

Chen Gang (陈刚) and Da Cong Limited

Attention: Chen Gang (陈刚)

Address:

Chen Guohe (陈国和) and Guohe Limited

Attention: Chen Guohe (陈国和)

Address:

Feng Juan (冯娟) and Teakbridge Capital Limited

Attention: Feng Juan (冯娟)

Address:

Zheng Lina (郑丽娜) and Juniperbridge Capital Limited

Attention: Zheng Lina (郑丽娜)

Address:

Geng Xiaofei (耿晓菲) and Jiia Hong Limited

Attention: Geng Xiaofei (耿晓菲)

Address:

Wang Dongdong (王冬栋) and Vicentsight Limited

Attention: Wang Dongdong (王冬栋)

Address:

Wu Junbao (吴俊保) and XINHUA GROUP INVESTMENT LIMITED

Attention: Wu Junbao (吴俊保)

Address:

Li Ye (李晔) and Li Yeah Limited

Attention: Li Ye (李晔)

Address:

Bian Jin (卞进) and Brilight Limited

Attention: Bian Danyang（卞丹阳）

Address:

If to the Series A-1 Investors:

Carlyle

Attention: Norma Kuntz

Address:

With a copy to:

Kirkland & Ellis

Attention:  Gary Li

Address:

Goldman Sachs Asia Strategic Pte. Ltd.

Attention: Asia Loan Operations

Address:

c/o Goldman Sachs (Asia) L.L.C.

Stonebridge 2017 (Singapore) Pte. Ltd.

Attention: Richard Zhu

Address:

c/o Goldman Sachs (Asia) L.L.C.

Cathay

Attention: Lanchun Duan

Address:

EXHIBIT A

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION